                                                                   EXHIBIT 10.47

                                                                   Master - Base
                                                                           (SCC)
                                                                Revised 10/26/99



                             SEATTLE'S BEST COFFEE
                              FRANCHISE AGREEMENT



                                    BETWEEN


                          SEATTLE'S BEST COFFEE, LLC

                                      AND


                         ____________________________




                                                                Unit No.: ______
                                                           Dev. Agr. No.: ______
                                                          Dated: _______________


                                                         [_] Cafe      [_] Kiosk

                          SEATTLE'S BEST COFFEE, LLC



                             SEATTLE'S BEST COFFEE

                              FRANCHISE AGREEMENT

                               TABLE OF CONTENTS

1.        APPOINTMENT..............................................    1

2.        TERM.....................................................    2

III.      FEES.....................................................    4

IV.       ACCOUNTING AND RECORDS...................................    6

V.        PROPRIETARY MARKS........................................    7

VI.       OBLIGATIONS OF CORPORATE OR PARTNERSHIP FRANCHISEE.......    9

VII.      CONFIDENTIAL OPERATING STANDARDS MANUAL..................    9

VIII.     TRAINING.................................................   10

IX        DUTIES OF THE FRANCHISOR.................................   11

X.        DUTIES OF THE FRANCHISEE.................................   11

XI.       INSURANCE................................................   15

XII.      CONFIDENTIAL INFORMATION.................................   17

XII.      COVENANTS................................................   18

XIV.      TRANSFERABILITY OF INTEREST..............................   20

XV.       TERMINATION..............................................   22

XVI.      EFFECT OF TERMINATION OR EXPIRATION......................   25

XVII.     TAXES, PERMITS, AND INDEBTEDNESS.........................   26

XVIII.    INDEPENDENT CONTRACTOR AND INDEMNIFICATION...............   26

XIX.      APPROVALS AND WAIVERS....................................   28

XX.       NOTICES..................................................   28

XXI.      SEVERABILITY AND CONSTRUCTION............................   29

XXII.     ENTIRE AGREEMENT: SURVIVAL...............................   30

XXIII.    ACKNOWLEDGMENTS..........................................   30

XXIV.     APPLICABLE LAW: VENUE....................................   31

XXV.      CORPORATE FRANCHISEE.....................................   32


EXHIBIT A - NOTICE OF COMMENCEMENT DATE

EXHIBIT B - SHAREHOLDERS OF FRANCHISEE

                             SEATTLE'S BEST COFFEE
                              FRANCHISE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made this _______ day of _________________, 20___, by and between SEATTLE,S BEST COFFEE, LLC, a Washington limited liability company, having its principal place of business at 1321 Second Avenue, Suite 200, Seattle, Washington 98101 ("Franchisor" or "SEATTLE'S BEST COFFEE") and _________________________________
__________________________________________, [jointly and severally where more than one], ("Franchisee").

                                  WITNESSETH:

     WHEREAS, Franchisor has developed and owns a unique and distinctive system for the development, establishment and operation of retail Cafes ("SBC Cafes") and Kiosks ("SBC Kiosks") (collectively, "SBC Retail Units") specializing in the preparation and sale of specialty coffee beverages, proprietary coffee products and other menu items developed and owned by Franchisor (the "Seattle's Best Coffee System", "SBC System" or "System");

     WHEREAS, the distinguishing characteristics of the SBC System include, without limitation, the name "SEATTLE'S BEST COFFEE"; distinctive interior and exterior design and layouts, decor, color schemes, and furnishings; confidential food formulae and recipes used in the preparation of food products, formulas and specifications for preparing specialty coffee drinks and other coffee and non-coffee-based products; specialized menus; standards and specifications for equipment, equipment layouts, products, operating procedures, and management programs, all of which may be changed, improved, and further developed by Franchisor from time to time;

     WHEREAS, Franchisor identifies the SBC System by means of certain trade names, service marks, trademarks, logos, emblems, and other indicia of origin, including, but not limited to, the marks "SEATTLE'S BEST COFFEE", "SBC" and such other trade names, service marks, trademarks and trade dress as are now, or may hereafter, be designated by Franchisor for use in connection with the SBC System (collectively referred to as the "Proprietary Marks");

     WHEREAS, Franchisor continues to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder in the SBC System and to represent the System's high standards of quality, appearance, and service;

     WHEREAS, Franchisee wishes to be assisted, trained, and licensed by Franchisor as an SBC franchisee and licensed to use, in connection therewith, the SBC System and to continuously operate one SBC Retail Unit at the location specified in Section 1.01 herein (the "Franchised Location");

     WHEREAS, Franchisee understands the importance of the SBC System and SEATTLE'S BEST COFFEE's high and uniform standards of quality, cleanliness, appearance, and service, and the necessity of opening and operating SBC Retail Units in conformity with the SBC System;

     NOW, THEREFORE, the parties hereto agree as follows:

I.   APPOINTMENT

     1.01. Franchisor grants to Franchisee a franchise to open and operate an SBC Unit (the "Franchised Unit", or "Franchised Business") at one location only, such location to be described as:

Store Number:  __________________________

Franchised
Location:      __________________________
               __________________________
               __________________________
               __________________________


Unit Format:   [_] SBC Cafe [_] SBC Kiosk

upon the terms and conditions herein contained and subject to the terms and conditions contained in the development agreement between Franchisor and Franchisee, dated ______________, (the "Development Agreement"), which is incorporated herein by reference; and a license to use in connection therewith Franchisor's Proprietary Marks and the SBC System. Franchisee may not operate the Franchised Unit at any site other than the Franchised Location.

     1.02. Except as otherwise set forth herein, (a) the franchise granted to Franchisee under this Agreement is non-exclusive, and grants to Franchisee the rights to establish and operate the Franchised Unit at only the specific location set forth hereinabove, (b) no exclusive, protected or other territorial rights in the contiguous area or market of such Franchised Unit or otherwise is hereby granted or to be inferred and (c) Franchisor and/or its affiliates have the right to operate and grant as many other franchises for the operation of SBC Retail Units, anywhere in the world, as they shall, in their sole discretion, elect. In addition to the foregoing, Franchisor may sell SBC brand coffee and related coffee products anywhere, including, but not limited to, sales on the Internet, by mail order, or through wholesale distribution channels, including, but not limited to independent coffee retailers, department stores, food marts, restaurants, cafes and grocery stores, during and after the term of this Agreement ("Wholesale Accounts"). Wholesale Accounts of Franchisor may, in return, sell SBC coffee and related products under the same or different trademarks.

     1.03. Nothing herein shall be deemed to be a grant to Franchisee of any rights as a commercial agent or distributor of SBC Coffee and/or coffee products in any jurisdiction. Franchisor reserves the right, in its sole discretion, to grant such rights to any third party, during or after the term of this Agreement. Franchisee may not sell any SBC Coffee Products (as defined herein) and/or any other materials, supplies, or inventory bearing the Proprietary Marks anywhere except at the SBC Retail Unit, without SBC's prior written consent. Franchisee shall specifically be prohibited from selling any such items at wholesale, except as specifically agreed to, in writing, by Franchisor. The foregoing restriction shall not apply to catering events and/or the offer of samples of SBC coffee products at or directly in front of the Franchised Unit.

     1.04. Franchisee acknowledges that, over time, Franchisor has entered, and will continue to enter, into franchise agreements with other franchisees that may contain provisions, conditions and obligations that differ from those contained in this Agreement, including, without limitation, franchise agreements for the operation of SBC Retail Units. The existence of different forms of agreement and the fact that Franchisor and other franchisees may have different rights and obligations does not affect the parties' duty to comply with the terms of this Agreement.

II.  TERM

     2.01. Except as otherwise provided in this Agreement, the initial term of this Franchise Agreement (the "Term") shall expire on the tenth (10th) anniversary of the date of commencement of operation of the Franchised Unit. For all purposes under this Agreement, the date of commencement of operation of the Franchised Unit shall be the date verified in writing by Franchisor and delivered to Franchisee in a form substantially similar to the "Notice" attached hereto as Exhibit "A". Franchisee agrees and shall be obligated to operate the Franchised Unit and perform hereunder for the full Term of this Agreement.

     2.02. Franchisee may, at its option, renew this franchise for one (1) additional period of five (5) years, provided that, at the time of such renewal:

            A. Franchisee gives Franchisor written notice of such election to renew not less than six (6) months nor more than twelve (12) months prior to the end of the then-current term. Failure by Franchisee to timely provide Franchisor the required notice constitutes a waiver by

                 Franchisee of its option to remain a franchisee beyond the expiration of the Initial Term or the first Renewal Term;

            B. Franchisee executes Franchisor's then-current standard form of franchise agreement, which may include, without limitation, a higher royalty fee and a higher advertising contribution, if any, than that contained in this Agreement; and the term of which shall be the renewal term as specified in Section 2.02. hereof, but shall contain no further renewal rights;

            C. Franchisee shall execute a general release and a covenant not to sue, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its subsidiaries and affiliates, and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, and claims arising out of, or relating to, this Agreement, any other agreements between Franchisee and Franchisor and Franchisee's operation of the Franchised Unit and/or other SBC Retail Units operated by Franchisee;

            D. Franchisee is not in default under this Agreement or any other agreements between Franchisee and Franchisor (or any parent, subsidiary or affiliate of Franchisor), and Franchisee has fully and faithfully performed all of Franchisee's obligations throughout the term of this Agreement; Franchisee is not in default beyond the applicable cure period under any real estate lease, equipment lease or financing instrument relating to the Franchised Unit; Franchisee is not in default beyond the applicable cure period with any vendor or supplier to the Franchised Unit; and, Franchisee shall not have been in default beyond the applicable cure period under this Agreement or any other agreements between Franchisor and Franchisee more than 3 times during the period 12 months before the date of Franchisee's notice and 12 months before the expiration of the Initial Term;

            E. Franchisee has paid or otherwise satisfied all monetary obligations owed by Franchisee to Franchisor and its subsidiaries and affiliates and any indebtedness of Franchisee which is guaranteed by Franchisor, and Franchisee has timely paid or otherwise satisfied these obligations throughout the term of this Agreement;

            F. Franchisee agrees, at its sole cost and expense, to reimage, renovate, refurbish and modernize the Franchised Unit, within the time frame required by Franchisor, including the building design, parking lot, landscaping, equipment, signs, interior and exterior decor items, fixtures, furnishings, trade dress, color scheme, presentation of trademarks and service marks, supplies and other products and materials to meet Franchisor's then-current standards, specifications and design criteria for SBC Retail Units , as contained in the then-current franchise agreement, Confidential Operating Standards Manual (as defined herein), or otherwise in writing, including, without limitation, such structural changes, remodeling and redecoration and such modifications to existing improvement as may be necessary to do so;

            G. Franchisee shall pay to Franchisor a renewal fee equal to fifty percent (50%) of Franchisor's standard initial franchise fee in effect at the date of renewal.

            H. Franchisee and its employees at the Franchised Unit shall be in compliance with the then-current SBC System training requirements.

            I. Franchisee has the right to remain in possession of the premises of the Franchised Unit, or other premises acceptable to Franchisor, for the Renewal Term and all monetary obligations owed to Franchisee's landlord must be current.

     2.03. As determined by Franchisor in its sole discretion, Franchisee has operated the Franchised Unit in accordance with this Agreement and the SBC System (as set forth in the Manual or otherwise in writing and as revised from time to time) and has operated all of its other SBC Retail Units that are franchised by Franchisor in accordance with the applicable franchise agreements.

III. FEES

     3.01. In consideration of the franchise granted to Franchisee herein, Franchisee shall pay to the Franchisor the following:

            A. A franchise fee of ___________ Thousand Dollars ($_________) payable upon execution of this Agreement by Franchisee, less __________ Dollars ($________), representing the portion of the Development Fee (as defined in the Development Agreement), applicable to the Franchise Fee payable hereunder. Such franchise fee shall be fully earned by Franchisor upon execution of this Agreement by Franchisee and is in addition to any development fees paid to Franchisor by Franchisee.

            B. A recurring, non-refundable royalty fee of four percent (4%) of Gross Sales (as defined herein) during the term of this Agreement, payable weekly, on the Gross Sales of the preceding week (or on such other basis as may be set forth in the Confidential Operating Standards Manual (as defined herein) or otherwise agreed to in writing by Franchisor). Upon thirty (30) days prior written notice, Franchisor may require Franchisee to authorize Franchisor to make electronic debits from Franchisee's operating account as a means of paying the royalty fee.

     3.02. In addition to the payments provided for in Section 3.01. hereof, Franchisee, recognizing the value of advertising and the importance of the standardization of advertising and promotion to the goodwill and public image of the System, agrees to pay to the SEATTLE'S BEST COFFEE national creative and production fund (the "NCP Fund") a recurring, non-refundable contribution ("NCP Fund Contribution") in an amount to be determined by Franchisor, in its sole discretion, up to three percent (3%) of the Gross Sales of the Franchised Unit, payable weekly, for the preceding week (or on such other basis as may be set forth in the Confidential Operating Standards Manual or otherwise agreed to in writing by Franchisor). Upon thirty (30) days prior written notice, Franchisor may require Franchisee to authorize Franchisor to make electronic debits from Franchisee's operating account as a means of paying the Advertising Fund Contribution. The NCP Fund Contribution shall be expended by the NCP Fund for national, regional, and/or local advertising and promotional materials and market research for the SBC System, under the following conditions and limitations:

            A. The NCP Fund, all contributions thereto, and any earnings thereon, shall be used exclusively to pay any and all costs of maintaining, administering, directing, producing and preparing market research, advertising, marketing materials and/or promotional activities for the SBC System. Franchisee shall pay the NCP Fund Contribution by separate check made payable to the NCP Fund. All sums paid by the Franchisee to the NCP Fund shall be maintained in an account separate from other funds of Franchisor and shall not be used to defray any of Franchisor's expenses except as provided herein, and as Franchisor may incur in activities reasonably related to the administration or direction of the NCP Fund and advertising and marketing programs for franchisees and the SBC System. The NCP Fund and its earnings shall not otherwise inure to the benefit of

               Franchisor. Franchisor shall maintain a separate bookkeeping account for the NCP Fund.

          B. The selection of media and locale for media placement shall be at the sole discretion of the Franchisor.

          C. All reasonable costs incurred by Franchisor or charged to Franchisor by third parties for market research and the production and dissemination of advertising, marketing and promotional materials may be charged to the NCP Fund.

          D. Franchisor, upon request, shall provide Franchisee with an annual accounting of receipts and disbursements of the NCP Fund.

          E. It is anticipated that all contributions to and earnings of the NCP Fund will be expended for market research, costs of creating and producing advertising materials, marketing and/or promotional purposes and reimbursement to Franchisor of costs directly related to the management of the NCP Fund (including personnel costs) during the taxable year in which contributions and earnings are received. If, however, excess amounts remain in the NCP Fund at the end of a taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated earnings from previous years, next out of earnings in the current year, and finally from contributions.

          F. The NCP Fund is not, and shall not be, an asset of Franchisor. Although the NCP Fund is intended to be of perpetual duration, Franchisor maintains the right to terminate the NCP Fund; provided, however, that the NCP Fund shall not be terminated until all monies in the NCP Fund have been expended for the purposes stated herein.

          G. Franchisee understands that such advertising and marketing is intended to maximize the public's awareness of SBC Retail Units and the SBC System, and that Franchisor accordingly undertakes no obligation to insure that any individual Franchisee benefits directly or on a pro rata basis from the placement, if any, of such advertising or marketing in its local market. Franchisee further acknowledges that its failure to derive any such benefit, whether directly or indirectly, shall not be cause for Franchisee's nonpayment or reduction of the required contributions to the NCP Fund.

     3.03. If any monetary obligations owed by Franchisee to Franchisor and its subsidiaries and affiliates are more than seven (7) days overdue, Franchisee shall, in addition to such obligations, pay to Franchisor a sum equal to one and one-half percent (1.5%) of the overdue balance per month, or the highest rate permitted by law, whichever is less, from the date said payment is due.

     3.04. For the purposes of this Agreement, the term "Gross Sales" shall mean all revenues generated by Franchisee's business conducted upon, from or with respect to the Franchised Unit, whether such sales are evidenced by cash, check, credit, charge, account, barter or exchange. Gross Sales shall include, without limitation, monies or credit received from the sale of food and merchandise, from tangible property of every kind and nature, promotional or otherwise, and for services performed from or at the Franchised Unit, including without limitation such off-premises services as catering and delivery. Gross Sales shall not include the sale of food or merchandise for which refunds have been made in good faith to customers, the sale of equipment used in the operation of the Franchised Unit, nor shall it include sales, meals, use or excise tax imposed by a governmental authority directly on sales and collected from customers; provided that the amount for such tax is added to the selling price or absorbed therein, and is actually paid by Franchisee to such governmental authority.

     3.05. In addition to the payments otherwise provided for in Section 3.02, above, Franchisee shall expend each month during the term of this Franchise Agreement an amount equal to two percent (2%) of the Gross Sales of the Franchised Unit for the preceding week, which sum shall be expended by Franchisee for local advertising, which shall be conducted in a dignified manner and shall conform to such standards and requirements as Franchisor may specify (hereinafter the "Local Advertising Expenditure"). Franchisee shall not use any advertising or promotional plans or materials unless and until Franchisee has received written approval from Franchisor, pursuant to the procedures and terms set forth in Section 10.09 hereof. Franchisee's Local Advertising Expenditure shall be reduced by an amount equal to Franchisee's actual contribution, for the corresponding period, to an Advertising Cooperative established pursuant to
Section 10.06 of this Agreement, if any.

     3.06.  In addition to the payments provided for in Sections 3.01, 3.02 and
3.05 hereof, Franchisee shall expend at least Seven Thousand and No/100 Dollars ($7,000.00) for grand opening advertising of the Franchised Unit during the first two (2) months following the opening of the SBC Retail Unit, which advertising must be approved, in advance, by Franchisor.

IV.  ACCOUNTING AND RECORDS

     4.01.  Accurate Books and Records.  During the Term of this Agreement,
            --------------------------
Franchisee shall maintain and preserve, for at least three (3) years from the dates of their preparation, full, complete and accurate books, records and accounts in accordance with generally accepted accounting principles and in the form and the manner prescribed by Franchisor from time-to-time in the Confidential Operating Standards Manual or otherwise in writing. These records shall include, without limitation, cash register sales tape (including non-resettable readings), meals, sales and other tax returns, duplicate deposit slips and other evidence of Gross Sales and all other business transactions.

     4.02.  Royalty Reports.  Franchisee shall submit to Franchisor, weekly
            ---------------
reports on forms prescribed by Franchisor, accurately reflecting all Gross Sales during the preceding week and such other forms, reports, records, financial statements or information as Franchisor may reasonably require in the
Confidential Operating Standards Manual, or otherwise in writing.   Even if
Franchisor requires Franchisee to implement an electronic cash register system that transmits Franchisee's Gross Sales to Franchisor on a periodic basis, Franchisor may still require Franchisee to submit written reports.

     4.03.  Quarterly Statement.  Franchisee shall, at its expense, submit to
            -------------------
Franchisor quarterly, within thirty (30) days following the end of each quarter during the Term hereof, an unaudited financial statement with such detail as Franchisor may reasonably require (hereinafter, "Quarterly Statement") together with a certificate executed by Franchisee stating that such financial statement is true and accurate. Upon Franchisor's request, Franchisee shall submit to Franchisor, with each Quarterly Statement, copies of any state or local sales tax returns ("Sales Tax Returns") filed by Franchisee for the period included in the Quarterly Statement. In the event Franchisee prepares financial statements on the basis of thirteen (13), four (4) week periods ("Periods"), the Quarterly Statements shall be submitted within thirty (30) days following the end of the third (3rd), sixth (6th), ninth (9th) and thirteenth (13th) Periods.

     4.04.  Annual Financial Statements.  Franchisee shall, at its expense,
            ---------------------------
submit to Franchisor within ninety (90) days following the end of each calendar or fiscal year during the Term of this Agreement, an unaudited financial statement for the preceding calendar or fiscal year with such detail and in a format as Franchisor may reasonably require, together with a certificate executed by Franchisee certifying that such financial statement is true and accurate (hereinafter, "Annual Financial Statements") and such other information in such form as Franchisor may reasonably require. Upon written request from Franchisor, the foregoing Annual Financial Statement shall include both a profit and loss statement and a balance sheet, and shall be prepared in accordance with generally accepted accounting principles. In the event Franchisee defaults under this Agreement, Franchisor may require, upon written notice to Franchisee, that all Annual Financial Statements submitted thereafter include a "Review Report" prepared by an independent Certified Public Accountant.

     4.05.  Other Reports.  Franchisee shall also submit to Franchisor, for
            -------------
review or auditing, such other forms, financial statements, reports, records, information and data as

Franchisor may reasonably designate, in the form and at the times and places reasonably required by Franchisor, upon request and as specified from time-to-time in the Confidential Operating Standards Manual or otherwise in writing. If Franchisee has combined or consolidated financial information relating to the Franchised Unit with that of any other business or businesses, including a business licensed by Franchisor, Franchisee shall simultaneously submit to Franchisor, for review or auditing, the forms, reports, records and financial statements (including, but not limited to the Quarterly Statements and Annual Financial Statements) which contain the detailed financial information relating to the Franchised Unit, separate and apart from the financial information of such other businesses. Franchisee hereby authorizes all of its suppliers and distributors to release to Franchisor, upon Franchisor's request, any and all of its books, records, accounts or other information relating to goods, products and supplies sold to Franchisee and/or the Franchised Unit.

     4.06.  Equipment.  Franchisee shall record all sales on cash registers or
            ---------
other point-of-sale equipment approved, in writing, by Franchisor (hereinafter "POS Equipment"). Franchisee agrees that Franchisor shall have the free and unfettered right to retrieve any data and information from Franchisee's P.O.S. Equipment and computers as Franchisor, in its sole discretion, deems appropriate, with the telephonic cost of the retrieval to be borne by Franchisor, including electronically polling the daily sales, menu mix and other data of the Franchised Unit.

     4.07.  Franchisor's Right of Audit.   Franchisor or its designated agents
            ---------------------------
or auditors shall have the right at all reasonable times to audit, review and examine by any means, including electronically through the use of telecommunications devices or otherwise, at its expense, the books, records, accounts, and tax returns of Franchisee related to the Franchised Unit. If any such audit, review or examination reveals that Gross Sales have been understated in any report to Franchisor, Franchisee shall immediately pay to Franchisor the royalty fee and NCP Fund Contribution due with respect to the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of one and one-half percent (1.5%) per month. If any such understatement exceeds two percent (2%) of Gross Sales as set forth in the report, Franchisee shall, in addition, upon demand, reimburse Franchisor for any and all costs and expenses connected with such audit, review or examination (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other rights and remedies Franchisor may have.

V.   PROPRIETARY MARKS

     5.01. It is understood and agreed that the franchise granted herein to use Franchisor's Proprietary Marks applies only to use in connection with the operation of the Franchised Unit franchised in this Agreement at the location designated in Section I hereof, and includes only such Proprietary Marks as are now designated or which may hereafter be designated, in the Confidential Operating Standards Manual or otherwise in writing as a part of the SBC System (which might or might not be all of the Proprietary Marks pertaining to the System owned by the Franchisor), and does not include any other mark, name, or indicia of origin of Franchisor now existing or which may hereafter be adopted or acquired by Franchisor.

     5.02. With respect to Franchisee's use of the Proprietary Marks pursuant to this Agreement, Franchisee acknowledges and agrees that:

            A. Franchisee shall not use the Proprietary Marks as part of Franchisee's corporate or other business name;

            B. Franchisee shall not hold out or otherwise use the Proprietary Marks to perform any activity or incur any obligation or indebtedness in such manner as might, in any way, make Franchisor liable therefor, without Franchisor's prior written consent;

            C. Franchisee shall execute any documents and provide such other assistance deemed necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain the continued validity of such Proprietary Marks; and

            D. Franchisor reserves the right to substitute different Proprietary Marks for use in identifying the System and the franchised businesses operating thereunder, and Franchisee agrees to immediately substitute Proprietary Marks upon receipt of written notice from Franchisor.

     5.03. Franchisee expressly acknowledges Franchisor's exclusive right to use the marks "SEATTLE'S BEST COFFEE" and "SBC" for restaurant services, coffee products, and other related food and beverage products; the building configuration; and the other Proprietary Marks of the System. Franchisee agrees not to represent in any manner that it has any ownership in the Proprietary Marks or the right to use the Proprietary Marks except as provided in this Agreement. Franchisee further agrees that its use of the Proprietary Marks shall not create in its favor any right, title, or interest in or to the Proprietary Marks, and that all of such use shall inure to the benefit of Franchisor.

     5.04. Franchisee acknowledges that the use of the Proprietary Marks outside the scope of this license, without Franchisor's prior written consent, is an infringement of Franchisor's exclusive right to use the Proprietary Marks, and during the term of this Agreement and after the expiration or termination hereof, Franchisee covenants not to, directly or indirectly, commit an act of infringement or contest or aid in contesting the validity or ownership of Franchisor's Proprietary Marks, or take any other action in derogation thereof.

     5.05. Franchisee shall promptly notify Franchisor of any suspected infringement of, or challenge to, the validity of the ownership of, or Franchisor's right to use, the Proprietary Marks licensed hereunder. Franchisee acknowledges that Franchisor has the right to control any administrative proceeding or litigation involving the Proprietary Marks. In the event Franchisor undertakes the defense or prosecution of any litigation relating to the Proprietary Marks, Franchisee agrees to execute any and all documents and to do such acts and things as may, in the opinion of counsel for Franchisor, be necessary to carry out such defense or prosecution. Except to the extent that such litigation is the result of Franchisee's use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, Franchisor agrees to reimburse Franchisee for its out of pocket costs in doing such acts and things, except that Franchisee shall bear the salary costs of its employees.

     5.06. Franchisee understands and agrees that its license with respect to the Proprietary Marks is non-exclusive to the extent that Franchisor has and retains the right under this Agreement:

            A. To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing franchisees;

            B. To develop and establish other franchise systems for the same, similar, or different products or services utilizing proprietary marks not now or hereafter designated as part of the System licensed by this Agreement, and to grant licenses thereto, without providing Franchisee any right therein; and

            C. To develop and establish other systems for the sale, at wholesale or retail, of similar or different products utilizing the same or similar Proprietary Marks, without providing Franchisee any right therein.

     5.07. Franchisee acknowledges and expressly agrees that any and all goodwill associated with the System and identified by the Proprietary Marks used in connection therewith shall inure directly and exclusively to the benefit of Franchisor and is the property of Franchisor, and that upon the expiration or termination of this Agreement or any other agreement, no monetary amount shall be assigned as attributable to any goodwill associated with any of Franchisee's activities in the operation of the Franchised Unit granted herein, or Franchisee's use of the Proprietary Marks.

     5.08. Franchisee understands and acknowledges that each and every detail of the SBC System is important to Franchisee, Franchisor, and other franchisees in order to develop and maintain high and uniform standards of quality and services, and hence to protect the reputation and goodwill of SBC Retail Units. Accordingly, Franchisee covenants:

            A. To operate and advertise the Franchised Unit, at Franchisee's own expense, under the name "SEATTLE'S BEST COFFEE," without prefix or suffix;

            B. To adopt and use the Proprietary Marks licensed hereunder solely in the manner prescribed by Franchisor;

            C. To observe such reasonable requirements with respect to trademark registration notices as Franchisor may from time to time direct in the Confidential Operating Standards Manual or otherwise in writing.

     5.09. In order to preserve the validity and integrity of the Proprietary Marks licensed herein and to assure that Franchisee is properly employing the same in the operation of the Franchised Unit, Franchisor or its agents shall at all reasonable times have the right to inspect Franchisee's operations, premises, and Franchised Unit and make periodic evaluations of the services provided and the products sold and used therein. Franchisee shall cooperate with Franchisor's representatives in such inspections and render such assistance to the representatives as may reasonably be requested.

     5.10. Franchisee shall not hold out or otherwise employ the Proprietary Marks to perform any activity, or to incur any obligation or indebtedness in such a manner as might, in any way, make Franchisor liable therefor, without Franchisor's prior written consent.

VI.  OBLIGATIONS OF CORPORATE OR PARTNERSHIP FRANCHISEE

     6.01. If Franchisee, or any successor to or assignee of Franchisee, is a corporation, or limited liability company:

            A. Franchisee shall furnish to Franchisor, upon execution or any subsequent transfer of this Agreement, a copy of the Franchisee's Articles of Incorporation, Certificate of Incorporation, Bylaws and a list of shareholders showing the percentage interest of each, and shall thereafter promptly furnish Franchisor with a copy of any and all amendments or modifications thereto;

            B. Franchisee shall promptly furnish Franchisor, on a regular basis, with certified copies of such corporate records (or limited liability company records) material to the Franchised Business as Franchisor may require from time to time in the Confidential Operating Standards Manual or otherwise in writing; and

            C. Franchisee shall maintain stop-transfer instructions against the transfer, on its records, of any securities with voting rights, subject to the restrictions of this Agreement, and each stock certificate of the corporate Franchisee representing each share of stock, shall have conspicuously endorsed upon it the following legend:

                         "The transfer of this stock is subject to the terms and conditions of a SEATTLE'S BEST COFFEE Franchise Agreement with SEATTLE'S BEST COFFEE, LLC dated ___________. Reference is made to the provisions of said Franchise Agreement and to the Articles and By-Laws of this corporation."

     6.02. If the Franchisee, or any successor to or assignee of Franchisee, is a partnership, limited partnership or limited liability partnership, Franchisee shall furnish to Franchisor, upon execution or any subsequent transfer of this Agreement, a copy of Franchisee's Articles of Partnership, if any, and Partnership Agreement, and shall thereafter promptly furnish Franchisor with a copy of any and all amendments or modifications thereto.

     6.03. Franchisee shall, upon execution of this Agreement, furnish to Franchisor a completed Statement of Legal Composition attached as Exhibit C hereto as to all the parties with an ownership interest in Franchisee, the amount of such ownership interests, the jurisdiction in which Franchisee is legally incorporated or organized, and other information specified. Franchisee shall thereafter furnish to Franchisor an updated Statement of Legal Composition promptly when requested by Franchisor. Franchisee shall promptly advise Franchisor of any change in such information. Franchisee warrants, represents, and covenants to Franchisor that all of the information furnished in the completed Statement of Legal Composition is true and correct as of the date of this Agreement, and when subsequently furnished to Franchisor.

VII. CONFIDENTIAL OPERATING STANDARDS MANUAL.

     7.01. In order to protect the reputation and goodwill of Franchisor and the SBC System and to maintain uniform standards of operation under Franchisor's Proprietary Marks, Franchisee shall conduct the Franchised Business in accordance with Franchisor's Confidential Operating Standards Manual (hereinafter, together with any other manuals created or approved for use in the operation of the Franchised Business granted herein, and all amendments and updates thereto, the "Manual").

       7.02. Franchisee shall at all times treat the Manual, and the information contained therein, as confidential, and shall use all reasonable efforts to keep such information secret and confidential. Franchisee shall not, at any time, without Franchisor's prior written consent, copy, duplicate, record, or otherwise make the Manual available to any unauthorized person or entity.

       7.03. The Manual shall at all times remain the sole property of Franchisor.

       7.04. In order for Franchisee to benefit from new knowledge information, methods and technology adopted and used by Franchisor in the operation of the System, Franchisor may from time-to-time revise the Manual and Franchisee agrees to adhere to and abide by all such revisions.

       7.05. Franchisee agrees at all times to keep its copy of the Manual current and up-to-date, and in the event of any dispute as to the contents of Franchisee's Manual, the terms of the master copy of the Manual maintained by Franchisor at Franchisor's home office, shall be controlling.

       7.06. The Manual is intended to further the purposes of this Agreement, and is specifically incorporated, by reference, into this Agreement. Except as otherwise set forth in this Agreement, in the event of a conflict between the terms of this Agreement and the terms of the Manual, the terms of this Agreement shall control.

VIII.  TRAINING

       8.01. Franchisee, a partner of Franchisee if Franchisee is a partnership, or a principal shareholder of Franchisee if Franchisee is a corporation (or a principal member of Franchisee if Franchisee is a limited liability company), must complete, to Franchisor's satisfaction, the SEATTLE'S BEST COFFEE New Franchisee Orientation Program ("NFOP") prior to opening the first franchised SBC Retail Unit operated by Franchisee. NFOP shall consist of up to five (5) days of workshops and seminars conducted at a training facility and designated by Franchisor.

       8.02. In addition to completing the NFOP, Franchisee (or a partner, principal shareholder or principal member of Franchisee), and up to two (2) designated management employees of Franchisee (and, in all instances, a senior management employee of Franchisee responsible for daily operations of the Franchised Unit), must attend and complete, to Franchisor's satisfaction, the SEATTLE'S BEST COFFEE Cafe management training program ("CMT"), prior to opening the Franchised Unit. The exact number of Franchisee's management employees required to attend and complete CMT shall be determined by Franchisor in its sole discretion, but in no event shall the number be less than one (1). CMT shall consist of up to six (6) weeks of in-store Cafe operations training at a facility designated by Franchisor (a "Certified Training Facility") and certain self-directed study programs. A management employee of Franchisee that successfully completes CMT, shall be certified by Franchisor as an "CMT Certified Manager".

     8.03. Franchisee shall maintain the number of CMT Certified Managers designated by the Franchisor in the employ of the Franchised Unit throughout the term of this Agreement, which in no event shall be less than one (1). In the event that Franchisee or any CMT Certified Manager ceases active employment at the Franchised Unit, Franchisee must enroll a qualified replacement in the CMT program within thirty (30) days of cessation of such individual's employment. The replacement employee shall attend and complete the next regularly scheduled CMT program to Franchisor's satisfaction.

     8.04. The cost of conducting the initial NFOP and Certified Management Trainer ("CMT") programs (instruction and required materials) shall be borne by Franchisor. All other expenses during NFOP and CMT, including meals and lodging, wages and travel, shall be borne by Franchisee.

     8.05. Franchisor reserves the right to test any and all CMT Certified Managers at any time, and may require such individuals to attend and complete additional training at a training facility designated by Franchisor, and at Franchisee's sole cost and expense, in the event they fail to achieve a satisfactory score on such test. Additionally, Franchisor may make available to Franchisee or Franchisee's employees, from time to time, such additional training programs as Franchisor, in its sole discretion, may choose to conduct. Attendance at said training programs may be mandatory. The cost of conducting such additional training programs (instruction and required materials) shall be borne by Franchisor. All other expenses during the training period, including meals and lodging, wages and travel, shall be borne by the Franchisee.

IX.  DUTIES OF THE FRANCHISOR

     9.01. Franchisor will make available to Franchisee standard plans and specifications to be utilized only in the construction of the Franchised Unit. No modification to or deviations from the standard plans and specifications may be made without the written consent of Franchisor. Franchisee shall obtain, at its expense, further qualified architectural and engineering services to prepare surveys, site and foundation plans, and to adapt the standard plans and specifications to applicable local or state laws, regulations or ordinances. Franchisee shall bear the cost of preparing plans containing deviations or modifications from the standard plans.

     9.02. Franchisor shall provide consultation and advice to Franchisee as Franchisor deems appropriate with regard to construction or renovation and operation of the Franchised

Unit, building layout, furnishings, fixtures and equipment plans and specifications, employee selection and training, purchasing and inventory control and those other matters as Franchisor deems appropriate.

     9.03. Franchisor will make available to Franchisee such continuing advisory assistance in the operation of the Franchised Business, in person or by electronic or written bulletins made available from time to time, as Franchisor may deem appropriate.

     9.04. Franchisor, in its sole discretion, may provide opening assistance to Franchisee at the Franchised Unit.

     9.05. Franchisor will loan one (1) copy of the Manual to Franchisee for the duration of this Agreement, which the Manual contains the standards, specifications, procedures and techniques of the SBC System.

     9.06. Franchisor will continue its efforts to maintain high and uniform standards of quality, cleanliness, appearance and service at all SBC Retail Units, to protect and enhance the reputation of the SBC System and the demand for the products and services of the System. Franchisor will establish uniform criteria for approving suppliers; make every reasonable effort to disseminate its standards and specifications to prospective suppliers of the Franchisee upon the written request of the Franchisee, provided that Franchisor may elect not to make available to prospective suppliers the standards and specifications for such food formulae or equipment designs deemed by Franchisor in its sole discretion to be confidential; and may conduct periodic inspections of the premises and evaluations of the products used and sold at the Franchised Unit and in all other SBC Retail Units.

     9.07.  Franchisor will provide training to Franchisee as set forth in
Article VIII hereof.

X.   DUTIES OF THE FRANCHISEE

     Franchisee understands and acknowledges that every detail of the System is important to Franchisor, Franchisee and other franchisees in order to develop and maintain high and uniform operating standards, to increase the demand for SEATTLE'S BEST COFFEE products and services, and to protect the reputation and goodwill of Franchisor. Accordingly, Franchisee agrees that:

     10.01. Franchisee shall maintain, at all times during the term of this Agreement, at Franchisee's expense, the premises of the Franchised Unit and all fixtures, furnishings, signs, systems and equipment (hereinafter "improvements") thereon or therein, in conformity with Franchisor's high standards and public image and to make such additions, alterations, repairs, and replacements thereto (but no others, without Franchisor's prior written consent) as may be required by Franchisor, including but not limited to the following:

            A. To keep the Franchised Unit in the highest degree of sanitation and repair, including, without limitation, such periodic repainting, repairs or replacement of impaired equipment, and replacement of obsolete signs, as Franchisor may reasonably direct;

            B. To meet and maintain the highest governmental standards and ratings applicable to the operation of the Franchised Business;

            C. At its sole cost and expense, to complete a full reimaging, renovation, refurbishment and modernization of the Franchised Unit, within the time frame required by Franchisor, including the building design, parking lot, landscaping, equipment, signs, interior and exterior decor items, fixtures, furnishings, trade dress, color scheme, presentation of trademarks and service marks, supplies and other products and materials, to meet Franchisor's then-current standards, specifications and design criteria for SBC Retail Units, including without limitation, such structural changes, remodeling and redecoration and such modifications to existing improvements as may be necessary to do so (hereinafter, a "Franchised Unit Renovation"). Franchisee shall not be required to perform a Franchised Unit Renovation if there are less than three (3) years remaining on the term of this Agreement, and/or the lease for the premises occupied by the Franchised Unit. Nothing herein shall be deemed to limit Franchisee's other obligations, during the term of this Agreement, to operate the Franchised Unit in accordance with Franchisor's standards and specifications for the SBC System, including, but not limited to, the obligations set forth in this Section X.

     10.02. Franchisee shall operate the Franchised Unit in conformity with such uniform recipes, methods, standards, and specifications as Franchisor may from time to time prescribe in the Manual or otherwise in writing, to insure that the highest degree of quality, service and cleanliness is uniformly maintained and to refrain from any deviation therefrom and from otherwise operating in any manner which reflects adversely on Franchisor's name and goodwill or on the Proprietary Marks, and in connection therewith:

            A. To maintain in sufficient supply, and use at all times, only such ingredients, products, materials, supplies, and paper goods as conform to Franchisor's standards and specifications, and to refrain from deviating therefrom by using non-conforming items, without Franchisor's prior written consent;

            B. To sell or offer for sale only proprietary "Seattle's Best Coffee" brand coffee products and such other products and menu items that have been expressly approved for sale in writing by Franchisor, meet Franchisor's uniform standards of quality and quantity and as have been prepared in accordance with Franchisor's methods and techniques for product preparation; to sell or offer for sale the minimum menu items specified in the Manual or otherwise in writing; to refrain from any deviation from Franchisor's standards and specifications for serving or selling the menu items, without Franchisor's prior written consent; and to discontinue selling or offering for sale such items as Franchisor may, in its discretion, disapprove in writing at any time;

            C. To use the premises of the Franchised Unit solely for the purpose of conducting the business franchised hereunder, and to conduct no other business or activity thereon, whether for profit or otherwise, without Franchisor's prior written consent;

            D. To keep the Franchised Unit open and in normal operation during such business hours as Franchisor may prescribe in the Manual or otherwise in writing;

            E. To permit Franchisor or its agents, at any time during ordinary business hours, to remove from the Franchised Unit samples of any ingredients, products, materials, supplies, and paper goods used in the operation of the Franchised Unit, without payment therefor, in amounts reasonably necessary for testing by Franchisor or an independent laboratory, to determine whether such samples meet Franchisor's then-current standards and specifications. In addition to any other remedies it may have under this Agreement, Franchisor may require Franchisee to bear the cost of such testing if any such ingredient, products, materials, supplier or paper goods have been obtained from a supplier not approved by Franchisor, or if the sample fails to conform to Franchisor's specifications;

            F. To purchase, install and construct, at Franchisee's expense, all improvements furnishings, signs and equipment specified in the approved standard plans and specifications, and such other furnishings, signs or equipment as Franchisor may reasonably direct from time to time in the Manual or otherwise in writing; and to refrain from installing or permitting to be installed on or about the premises of the Franchised Unit, without Franchisor's written consent, any improvements, furnishings, signs or equipment not first approved in writing as meeting Franchisor's standards and specifications;

            G. To comply with all applicable federal, state and local laws, regulations and ordinances pertaining to the operation of the Franchised Business; and

            H. Franchisee shall grant Franchisor and its agents the right to enter upon the premises of the Franchised Unit at any time during ordinary business hours for the purpose of conducting inspections; cooperate with Franchisor's representatives in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Franchisor or its agents, and without limiting Franchisor's other rights under this Agreement, take such steps as may be necessary immediately to correct the deficiencies detected during any such inspection, including, without limitation, immediately desisting from the further use of any equipment, promotional materials, products, or supplies that do not conform with Franchisor's then-current specifications, standards, or requirements.

     10.03. To maintain the quality and distinct characteristics of fine specialty coffee flavors that customers associate with the SBC System and the Proprietary Marks, Franchisee shall offer and sell only Seattle's Best Coffee brand coffee and coffee products at or from the Franchised Unit and must purchase all of its coffee and coffee products from Franchisor or its designee ("SBC Coffee Products"), and prepare all coffee products at the Franchised Unit using Franchisor's proprietary recipes and methods of operation. Franchisor will sell SBC Coffee Products to Franchisee on standard purchase terms that may vary from time to time, F.O.B. Franchisor's designated distribution center, with all freight, duties and shipping charges at Franchisee's sole cost and expense. Franchisor will give prior notice of any material changes in purchase terms.

     10.04. Franchisee shall (i) purchase all other ingredients, products, materials, supplies, and other items required in the operation of the Franchised Unit which are or incorporate trade-secrets of Franchisor, as designated by Franchisor ("Trade-Secret Products") only from Franchisor or suppliers designated by Franchisor.

     10.05. Franchisee shall purchase all other ingredients, products, materials, supplies, paper goods, and other items required for the operation of the Franchised Business, except

SBC Coffee Products and Trade-Secret Products, solely from suppliers who demonstrate, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor's reasonable standards and specifications for such items; who possess adequate quality controls and capacity to supply Franchisee's needs promptly and reliably; and who have been approved in writing by Franchisor and such approval has not thereafter been revoked. If Franchisee desires to purchase any such items from an unapproved supplier, Franchisee shall submit to Franchisor a written request for approval, or shall request the supplier itself to seek approval. Franchisor shall have the right to require, as a condition of its approval, that its representatives be permitted to inspect the supplier's facilities, and that samples from the supplier be delivered, at Franchisor's option, either to Franchisor or to an independent laboratory designated by Franchisor for testing prior to granting approval. A charge not to exceed Franchisor's reasonable cost of inspection and the actual cost of testing shall be paid by the supplier or Franchisee. Franchisor reserves the right, at its option, to reinspect the facilities and products of any such approved supplier from time to time and to revoke its approval upon failure of such supplier to continue to meet any of the foregoing criteria.

     10.06.      Advertising Cooperative.  Franchisor shall have the right, in
                 -----------------------
its sole discretion, to designate any geographic area (which may consist of any portion of a country or jurisdiction and/or more than one country or jurisdiction) for the purposes of establishing an advertising cooperative ("Cooperative").

            A. If a Cooperative has been established in the geographic area in which the Franchised Unit is located, Franchisee shall become a member of such Cooperative upon commencement of operation of the Franchised Unit, if the Cooperative is in existence at that time or no later than thirty (30) days after the date on which the Cooperative commences operation. In no event shall Franchisee be required to be a member of more than one Cooperative with respect to the Franchised Unit.

            B. If a Cooperative has been established, Franchisee shall contribute an amount, to be determined by the Cooperative, which shall be not more than two percent (2%) of the Gross Sales of the Franchised Unit, payable each week, for the preceding week (or such other period as may be set forth, in writing, by the Cooperative).

            C. Each Cooperative shall be organized and governed in a form and manner, and shall commence operations on a date, approved in advance by Franchisor in writing.

                 (1)  Each Cooperative shall be organized
                      for the exclusive purpose of
                      administering regional advertising
                      programs and developing, subject to
                      Franchisor's approval, standardized
                      promotional materials for use by its
                      members in local advertising.

                 (2)  No advertising or promotional plans or
                      materials may be used by a Cooperative
                      or furnished to its members without
                      the prior approval of the Franchisor,
                      pursuant to the procedures and terms
                      set forth in Section 10.09 hereof.

                 (3)  Franchisee shall pay its required
                      contribution to the Cooperative each
                      week on Gross Sales for the preceding
                      week, together with such other
                      statements or reports as may be
                      required by Franchisor, or by the
                      Cooperative with the Franchisor's
                      prior written approval.

            D. Franchisor, in its sole discretion, may grant an exemption to any franchisee for any length of time from the requirement of membership in a Cooperative, and/or from the obligation to contribute thereto (including a reduction, deferral or waiver of such contribution), upon written request of such franchisee stating reasons supporting such exemption. Franchisor's decision concerning such request for exemption shall be final. If an exemption is granted to a franchisee, such franchisee shall be required to expend on local advertising, during each Period, the same amount as would otherwise be assessed by the Cooperative, as set forth in Section 10.06 B hereof.

     10.07. Franchisor disclaims all express or implied warranties concerning any approved products or services, including, without limitation, any warranties as to merchantability, fitness for a particular purpose, availability, quality, pricing or profitability. Franchisee acknowledges that Franchisor may, under appropriate circumstances, receive fees, commissions, field-of-use license royalties, or other consideration from approved suppliers based on sales to franchisees, and that Franchisor may charge non-approved suppliers reasonable testing or inspection fees.

     10.08. All local advertising by Franchisee shall be in such media, and of such type and format as Franchisor may approve; shall be conducted in a dignified manner; and shall conform to such standards and requirements as Franchisor may specify. Franchisee shall not use any advertising or promotional plans or materials unless and until Franchisee has received written approval from Franchisor, pursuant to the procedures and terms set forth in Section 10.09 hereof.

     10.09. All advertising and promotional plans proposed to be used by Franchisee or the Cooperative, where applicable, except such plans and materials that have been previously approved by Franchisor shall be submitted to Franchisor for Franchisor's written approval (except with respect to prices to be charged) prior to any use thereof. Franchisor shall use its best efforts to complete its review of Franchisee's proposed advertising and promotional plans within fifteen (15) days after Franchisor receives such plans. If written approval is not received by Franchisee or the Cooperative from Franchisor within fifteen (15) days after receipt by Franchisor of such plans, Franchisor shall be deemed to have disapproved such plans.

     10.10. Franchisee shall, at Franchisor's request, require all of its supervisory employees, as a condition of their employment, to execute an agreement prohibiting them, during the term of their employment or thereafter, from communicating, divulging, or using for the benefit of any person, persons, partnership, association, corporation or other entity any confidential information, trade secrets, knowledge, or know-how concerning the SBC System or methods of operation of the Franchised Unit which may be acquired as a result of their employment with Franchisee or other franchisees. A duplicate original of each such agreement shall be provided by Franchisee to Franchisor immediately upon execution.

     10.11. If Franchisee operates more than five (5) Franchised Units, Franchisee shall have a supervisor, which may be Franchisee, to supervise and coordinate the operation of the Franchised Units (hereinafter, a "Supervisor"). In addition to the foregoing, Franchisee shall employ an additional Supervisor upon the opening of Franchisee's sixth (6th) Franchised Unit and upon the opening of each successive fifth (5th) Franchised Unit thereafter. Each Supervisor shall attend and successfully complete the CMT program set forth in
Section 8.02 hereof prior to assuming any supervisory responsibilities and shall meet such other standards as Franchisor may reasonably impose. No Supervisor may have supervisory responsibility for more than five (5) Franchised Units.

     10.12. If at any time the Franchised Unit is proposed to be operated by an entity or individual other than the Franchisee, Franchisor reserves the right to review and approve the operating entity or individual and to require and approve an operating agreement prior to such party's assumption of operations. Franchisor may, in its sole discretion, reject either the operating entity, the individual operator or the operating agreement. If approved by Franchisor, the operating entity and/or individual shall agree in writing to comply with all of Franchisee's obligations under the Franchise Agreement as though such party were the franchisee designated therein, on such form as may be designated by Franchisor. The operation of the Franchised Unit by any party other than Franchisee, without Franchisor's prior written consent, shall be deemed a material default of this Agreement for which Franchisee may terminate this Agreement pursuant to the provisions of Section 15.02 hereof.

     10.13. Franchisee shall become a member of any purchasing cooperative established by Franchisor for the SEATTLE'S BEST COFFEE System and shall remain a member in good standing thereof throughout the term of this Agreement and shall pay all reasonable membership fees assessed by such purchasing association.

     10.14. Franchisee shall, within thirty (30) days from receipt of written notice from Franchisor, at its sole cost and expense, purchase and install at the Franchised Unit and/or at Franchisee's principal business office such computer hardware and software equipment, required dedicated telephone and power lines, modems, printers and other computer related accessory and peripheral equipment as Franchisor specifies in the Manual or otherwise in writing (the "Required Computer Equipment"). The Required Computer Equipment shall include telecommunications devices and may include a single software program or set of programs, all of which must be obtained in accordance with the Franchisor's standards and specifications. The Required Computer Equipment shall permit 24 hour per day electronic communications between Franchisor and Franchisee including access to the internet and Franchisor's current intranet, or any successor thereto. Franchisee shall only be required to purchase and install the Required Computer Equipment at one, central location, which shall satisfy the conditions of this Section 10.02 (or its equivalent) for all Franchised Units operated by Franchisee, provided information for all Franchise Units is maintained at such location.

     10.15 Franchisee shall comply with all other requirements set forth in this Agreement.

XI.  INSURANCE

     11.01.  Insurance Program.  Franchisee shall procure, prior to commencement
             -----------------
of construction of the Franchised Unit, and shall maintain in full force and effect during the Term of this Agreement at Franchisee's expense, an insurance policy or policies protecting Franchisee and Franchisor, and their officers, directors, agents and employees, against any loss, liability, or expense whatsoever from personal injury, death or property damage or casualty, including, fire, lightning, theft, vandalism, malicious mischief, and other perils normally included in an extended coverage endorsement arising from, occurring upon or in connection with the construction, operation or occupancy of the Franchised Unit, as Franchisor may reasonably require for its own and Franchisee's protection.

     11.02.  Insurance Requirements.  Such policy or policies shall be written
             ----------------------
by an insurance company satisfactory to Franchisor, and shall include, at a minimum the following coverage:

             A.  Workers' Compensation Insurance, with statutory limits as
                 -------------------------------
                 required by the laws and regulations applicable to the employees of Franchisee who are engaged in the performance of their duties relating to the Franchised Unit, including any pre-opening training programs, as well as such other insurance as may be required by statute or regulation of the state in which the Franchised Unit is located.

             B.  Employer's Liability Insurance, for employee bodily injuries
                 ------------------------------
                 and deaths, with a limit of $500,000 each accident.

             C.  Comprehensive or Commercial General Liability Insurance,
                 -------------------------------------------------------
                 covering claims for bodily injury, death and property damage, including Premises and Operations, Independent Contractors, Products and Completed Operations, Personal Injury, Contractual, and Broadform Property Damage liability coverages, with limits as follows:

                 Occurrence/Aggregate Limit of $1,000,000 for bodily injury, death and property damage each occurrence and $2,000,000 for general aggregate or

                 Split liability limits of:  $1,000,000  for bodily injury per person
                                             $1,000,000  for bodily injury per
                                                         occurrence
                                             $  500,000  for property damage


             D.  Comprehensive Automobile Liability Insurance, if applicable,
                 --------------------------------------------
                 covering owned, non-owned and hired vehicles, with limits as follows:

                 Combined Single Limit of $500,000 for bodily injury, death and property damage per occurrence or

                 Split liability limits of:

                    $500,000  for bodily injury per person
                    $500,000  for bodily injury per occurrence
                    $250,000  for property damage

             E.  All Risk Property Insurance, on a replacement cost basis, with
                 ---------------------------
                 limits as appropriate, covering the real property of Franchisee and any real property which the Franchisee may be obligated to insure by contract. Such real property may including building, machinery, equipment, furniture, fixtures and inventory.

     11.03. All such policies of insurance shall provide that the same shall not be canceled, modified or changed without first giving thirty (30) days prior written notice thereof to Franchisor. No such cancellation, modification or change shall affect Franchisee's obligation to maintain the insurance coverages required by this Agreement. Except for Workers' Compensation Insurance, Franchisor shall be named as an Additional Insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form. Franchisee shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. Franchisee shall not satisfy the requirements of this Article XI unless and until certificates of such insurance, including renewals thereof, have been delivered to and approved by Franchisor. Franchisee shall not self-insure any of the insurance coverages required by this Agreement, or non-subscribe to any State's applicable workmen's compensation laws without the prior written consent of Franchisor. Franchisor shall have the right, at any time during the term of this Agreement to increase the minimum limits of insurance coverage or otherwise modify the insurance requirements of this Agreement upon written notice in the Manual or as otherwise prescribed by Franchisor in writing. If Franchisee shall fail to comply with any of the insurance requirements herein, upon written notice to Franchisee by Franchisor, Franchisor may, without any obligation to do so, procure such insurance and Franchisee shall pay Franchisor, upon demand, the cost thereof plus interest at the maximum rate permitted by law, and a reasonable administrative fee designated by Franchisor.

     11.04.  Insurance Obtained by Franchisee Shall Be Primary to Franchisor's
             -----------------------------------------------------------------
Own Insurance.  Franchisee agrees that all insurance policies obtained by
--- ---------
Franchisee pursuant to Sections 11.01 and 11.02 shall be primary coverage, the applicable limits of which shall be exhausted before any benefits (defense or indemnity) may be obtained under any other insurance (including self-insurance) providing coverage to Franchisor. In the event payments are required to be made under Franchisor's own insurance policies or self-insurance (whether for defense or indemnity) before the applicable coverage limits for the insurance policies obtained by Franchisee are exhausted, then Franchisee hereby agrees to reimburse, hold harmless and indemnify the Franchisor and its insurers for such payments. Franchisee shall notify its insurers of this Agreement and shall use best efforts to obtain an endorsement on each policy it obtains pursuant to Sections 11.01 and 11.02 stating as follows:

             The applicable limits of this policy shall be applied and exhausted before any benefits may be obtained (whether for defense or indemnity) under any other insurance (including self-insurance) that may provide coverage to Franchisor. All insurance coverage obtained by Franchisor shall be considered excess insurance with respect to this policy, the benefits of which excess insurance shall not be available until the applicable limits of this policy are exhausted.

     11.05.  No Limitation on Coverage.  Franchisee's obligation to obtain and
             -------------------------
maintain the foregoing policy or policies of insurance in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Franchisee's performance of that obligation relieve it of liability under the indemnity provisions set forth in Section XVIII of this Agreement.

     11.06.  Issuance of Insurance.  Franchisee must obtain the insurance
             ---------------------
required by this Agreement no later than fifteen (15) days before the date on which any construction is commenced. The Franchised Unit shall not be opened for business prior to Franchisor's receipt of satisfactory evidence that all insurance required by this Agreement is in effect. Upon obtaining such insurance, and on each policy renewal date thereafter, Franchisee shall promptly submit evidence of satisfactory insurance and proof of payment therefor to Franchisor, together with, upon request, copies of all policies and policy amendments. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be canceled or materially altered without at least thirty (30) days prior written notice to Franchisor.

XII. CONFIDENTIAL INFORMATION

     12.01. Franchisee shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, corporation or other entity, any confidential information, knowledge or know-how concerning the construction and methods of operation of the Franchised Business which may be communicated to Franchisee, or of which Franchisee may be apprised, by virtue of Franchisee's operation under the terms of this Agreement. Franchisee shall divulge such confidential information only to such employees of Franchisee as must have access to it in order to exercise the franchise rights granted hereunder and to establish and operate the Franchised Unit pursuant hereto and as Franchisee may be required by law, provided Franchisee shall give Franchisor prior written notice of any such required disclosure immediately upon receipt of notice by Franchisee in order for Franchisor to have the opportunity to seek a protective order or take such other actions as it deems appropriate under the circumstances.

     12.02. Any and all information, knowledge, and know-how, including, without limitation, drawings, materials, equipment, recipes, prepared mixtures or blends of spices or other food products, and other data, which Franchisor designates as confidential, and any information, knowledge, or know-how which may be derived by analysis thereof, shall be deemed confidential for purposes of this Agreement, except information which Franchisee can demonstrate came to Franchisee's attention prior to disclosure thereof by Franchisor; or which, at the time of disclosure thereof by Franchisor to Franchisee, had become a part of the public domain, through publication or communication by others; or which, after disclosure to Franchisee by Franchisor, becomes a part of the public domain, through publication or communication by others.

XIII.  COVENANTS

       13.01. Franchisee covenants that, during the term of the Agreement, except as otherwise approved in writing by Franchisor, Franchisee or, alternatively, one designated management employee if that employee assumes primary responsibility for the operation of the Franchised Unit, shall devote full time, energy and best efforts to the management and operation of the Franchised Business.

       13.02. Franchisee acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training and confidential information, including without limitation, information regarding the operational, sales, promotional, and marketing methods, procedures and techniques of Franchisor and the System. Franchisee covenants that, during the term of this Agreement, Franchisee (who, unless otherwise specified, shall include, for purposes of this Section XIII, collectively and individually, (i) all officers, directors and holders of a beneficial interest of five percent (5%) or more of the securities with voting rights of Franchisee and of any corporation, directly or indirectly controlling Franchisee, if Franchisee is a corporation,; (ii) the general partner and any limited partners, including any corporation, and the officers, directors and holders of a beneficial interest of five percent (5%) or more of securities with voting rights of a corporation which controls, directly or indirectly, any general or limited partner, if Franchisee is a partnership; and (iii) any members and managers and holders of a beneficial interest of five percent (5%) or more of securities with voting rights of any corporation which controls directly or indirectly, any limited liability company) shall not, either directly or indirectly, for itself or on behalf of, or in conjunction with, any person, persons, partnership, limited liability company, association or corporation or other entity:

               A. Divert or attempt to divert any business or customer of the business franchised hereunder to any competitor by direct or indirect inducements or otherwise, or to do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor's Proprietary Marks and the SBC System;

               B. Employ or seek to employ any person who is, at that time, employed by Franchisor or by any other SEATTLE'S BEST COFFEE franchisee, or otherwise, directly or indirectly, induce such person to leave his or her employment therewith; or

               C. Own, maintain, operate, engage in, or have any interest in any business that prepares, offers, sells, roasts and/or distributes specialty coffee products and/or any product or service substantially similar to those sold within the SEATTLE'S BEST COFFEE System (a "Specialty Coffee Shop"); provided, however, that the term "Specialty Coffee Shop" shall not apply to any business operated by Franchisee under a franchise agreement with Franchisor or an affiliate of Franchisor. During the term of this Agreement, there is no geographical limitation on this restriction.

     13.03. Franchisee covenants that Franchisee shall not, regardless of the cause for termination, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, limited liability company, association, corporation or other entity:

               A. For a period of two (2) years following the termination or expiration of this Agreement, own, maintain, engage in, or have any interest in any Specialty Coffee Shop which is located within a radius of ten (10) miles of the location specified in Section I hereof, or the location of any other SBC Retail Unit under the SBC System, whether owned by Franchisor or any other SBC franchisee, which is in existence as of the date of expiration or termination of this Agreement; or

               B. For a period of one (1) year following the termination or expiration of this Agreement, employ or seek to employ any person who is, at the time, employed by Franchisor or by any other SEATTLE'S BEST COFFEE franchisee, or otherwise, directly or indirectly, induce such person to leave his or her employment therewith.

     13.04. At Franchisor's request, Franchisee shall require and obtain execution of covenants similar to those set forth in this Section XIII (including covenants applicable upon the termination of a person's relationship with Franchisee) in a form satisfactory to Franchisor, including, without limitation, specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them, from any or all of the following persons:

               A. All managers and assistant managers of the Franchised Unit, and any other personnel employed by Franchisee who have received or will receive training from Franchisor;

               B. All officers, directors, and holders of a direct or indirect beneficial ownership interest of five percent (5%) or more in Franchisee.

The failure of Franchisee to obtain execution of a covenant required by this
Section 13.04 shall constitute a material breach of this Agreement. A duplicate original of each such covenant shall be provided by Franchisee to Franchisor immediately upon execution.

     13.05. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section XIII, is held unreasonable or unenforceable by a court or agency having jurisdiction in a final decision, Franchisee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant was separately stated in and made a part of this Section XIII.

               A.   Right to Reduce Covenants.  Franchisee understands and
                    -------------------------
                    acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 13.02 and 13.03 of this Agreement, or any portion thereof, without Franchisee's consent, effective immediately upon receipt by Franchisee of written notice thereof, and Franchisee agrees that it shall comply with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section XXII hereof.

               B.   Injunctive Relief.  The parties acknowledge that it will be
                    -----------------
                    difficult to ascertain with any degree of certainty the amount of damages resulting from a breach by Franchisee of any of the covenants contained in this Section XIII. It is further agreed and acknowledged that any violation by Franchisee of any of said covenants will cause irreparable harm to Franchisor. Accordingly, Franchisee agrees that upon proof of the existence of a violation of any of said covenants, Franchisor will be entitled to injunctive relief against Franchisee in any court of competent jurisdiction having authority to grant such relief, together with all costs and reasonable attorney's fees incurred by Franchisor in bringing such action.

XIV. TRANSFERABILITY OF INTEREST

     14.01.  Transfer by Franchisor.  This Agreement shall inure to the benefit
             ----------------------
of the successors and assigns of Franchisor. Franchisor shall have the right, without Franchisee's consent, to transfer or assign its interest in this Agreement to any person, persons, partnership, association, corporation, or other entity and Franchisee agrees promptly to execute any documents in connection therewith. If Franchisor's assignee assumes all the obligations of Franchisor hereunder and sends Franchisee written notice of the assignment so attesting, Franchisee agrees promptly to execute a general release of Franchisor, and any affiliates of Franchisor, from claims or liabilities of Franchisor under this Agreement.

     14.02.  Transfer by Franchisee.  Franchisee understands and acknowledges
             ----------------------
that the rights and duties set forth in this Agreement are personal to Franchisee, and that Franchisor has granted this Agreement in reliance on Franchisee's business skill and financial capacity. Accordingly, neither (i) Franchisee, nor (ii) any immediate or remote successor to Franchisee, nor (iii) any individual, partnership, corporation or other legal entity which directly or indirectly owns any interest in the Franchisee or in this Franchise Agreement, shall sell, assign, transfer, convey, donate, pledge, mortgage, or otherwise encumber any direct or indirect interest in this Agreement or in any legal entity which owns the Franchised Business without the prior written consent of Franchisor. Acceptance by Franchisor of any royalty fee, advertising fee or any other amount accruing hereunder from any third party, including, but not limited to any proposed transferee, shall not constitute Franchisor's approval of such party as a transferee or the transfer of this Franchise Agreement to such party. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor, shall be null and void, and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section 15.02 E of this Agreement.

     14.03.  Conditions for Consent.  Franchisor shall not unreasonably withhold
             ----------------------
its consent to any transfer referred to in Section 14.02 hereof, when requested; provided, however, that prior to the time of transfer;

             A. All of Franchisee's accrued monetary obligations to Franchisor and its subsidiaries and affiliates shall have been satisfied;

             B. Franchisee shall have agreed to remain obligated under the covenants contained in Section XIII hereof as if this Agreement had been terminated on the date of the transfer;

             C. The transferee must be of good moral character and reputation, in the reasonable judgment of the Franchisor;

          D. The Franchisor shall have determined, to its satisfaction, that the transferee's qualifications meet the Franchisor's then current criteria for new franchisees;

          E. Franchisee and transferee shall execute a written assignment, in a form satisfactory to Franchisor, pursuant to which the transferee shall assume all of the obligations of Franchisee under this Agreement and Franchisee shall unconditionally release any and all claims Franchisee might have against Franchisor as of the date of the assignment;

          F. The transferee shall execute the then-current form of SEATTLE'S BEST COFFEE Franchise Agreement and such other then-current ancillary agreements as Franchisor may reasonably require. The then-current form of Franchise Agreement may have significantly different provisions including, without limitation, a higher royalty fee and advertising contribution than that contained in this Agreement. The then-current form of Franchise Agreement will expire on the expiration date of this Agreement and will contain the same renewal rights, if any, as are available to Franchisee herein;

          G. The transferee shall agree at its sole cost and expense, to (i) complete a Franchised Unit Renovation (as defined in Section 10.01.C herein), within the time frame required by Franchisor, unless a Franchised Unit Renovation was completed within three
               (3) years prior to the date of the transfer and (ii) perform such other scope of work as may be determined by Franchisor.

          H. The transferee and such other individuals as may be designated by Franchisor in the Manual or otherwise in writing, must have successfully completed the SBC training course then in effect for new SBC franchisees. If the Franchised Unit is the transferee's first SBC Retail Unit, the transferee shall pay to Franchisor the then-standard Training Fee;

          I. If the transferee is a partnership or limited liability company, the partnership agreement or limited liability company organizational documents shall provide that further assignments or transfers of any interest in the partnership or limited liability company, respectively, are subject to all restrictions imposed upon assignments and transfers in this Agreement;

          J. Franchisee shall, at Franchisor's option and request, execute a written guarantee of the transferee's obligations under the Agreement, which guarantee shall not exceed a period of three (3) years from the date of transfer; and all principals of the transferee shall also guarantee Franchisee's obligations hereunder, and

          K. The Franchisee or transferee shall pay to Franchisor a transfer processing fee of Two Thousand Five Hundred Dollars ($2,500), to cover Franchisor's administrative expenses in connection with the transfer and a training fee in the amount of Five Thousand Dollars ($5,000); however no additional franchise fee shall be charged by Franchisor for a transfer. If the transferee is (i) a corporation or limited liability company formed by Franchisee for the convenience of ownership and in which the Franchisee is the sole shareholder or limited liability company member, or (ii) an existing Franchisee under this Agreement, no transfer processing fee and/or training fee shall be required.

   14.04. Grant of Security Interest.  Franchisee shall grant no security
          --------------------------
interest in this Agreement, the Franchised Business, or in any of its assets unless the secured party agrees that, in the event of any default by Franchisee under any documents related to the security interest (i) Franchisor shall be provided with notice of default and given a reasonable time within which to cure said default, (ii) Franchisor shall have the right and option to be substituted as obligor to the secured party and to cure any default of Franchisee or to purchase the rights of the secured party upon payment of all sums then due to such secured party, except such amounts which may have become due as a result of any acceleration of the payment dates based upon the Franchisee's default, and
(iii) the secured party shall agree to such other requirements as Franchisor, in its sole discretion, deems reasonable and necessary to protect the integrity of the Proprietary Marks and the SEATTLE'S BEST COFFEE System.

   14.05. Transfer on Death or Mental Incapacity.  Upon the death or mental
          --------------------------------------
incapacity of any person with an interest in this Agreement, the Franchised Business or Franchisee, the executor, administrator, or personal representative of such person shall transfer his interest to a third party approved by Franchisor within twelve (12) months after such death or mental incapacity.
Such transfer, including, without limitation, transfer by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However,
                                               ----- -----
in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Section XIV, the personal representative of the deceased Franchisee shall have a reasonable time, but in no event more than eighteen (18) months from Franchisee's death, to dispose of the deceased's interest in this Agreement and the business conducted pursuant hereto, which disposition shall be subject to all the terms and conditions for assignments and transfers contained in this Agreement. If the interest is not disposed of within twelve (12) or eighteen (18) months, whichever is applicable, Franchisor may terminate this Agreement.

     14.06.  Right of First Refusal.  Any party holding an interest in this
             ----------------------
Agreement, the Franchised Business or in Franchisee, and who desires to accept a bona fide offer from a third party to purchase such interest, shall notify
---- ----
Franchisor in writing of such offer within ten (10) days of receipt of such offer, and shall provide such information and documentation relating to the offer as Franchisor may require. Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions offered by the third party. In the event that Franchisor elects to purchase the seller's interest, closing on such purchase must occur within sixty (60) days from the date of notice to the seller of the election to purchase by Franchisor. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of an initial offer. Failure of Franchisor to exercise the option afforded by this Section
14.06 shall not constitute a waiver of any other provisions of this Agreement, including all of the requirements of this Section XIV, with respect to a proposed transfer.

     In the event the consideration, terms, and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Franchisor may purchase the interest in this Agreement, Franchisee, or the Franchised Business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time as to the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by Franchisor, and his determination shall be binding upon the parties.

     14.07.  Offerings by Franchisee.  Securities or partnership interests in
             -----------------------
Franchisee may be offered to the public, by private offering or otherwise, only with the prior written consent of Franchisor, which consent shall not be unreasonably withheld. All materials required for such offering by applicable federal or state law shall be submitted to Franchisor for review prior to their being filed with any governmental agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for review prior to their use. No offering of such securities shall imply (by use of the Proprietary Marks or otherwise) that Franchisor is participating in the underwriting, issuance, or offering of securities by Franchisee; and Franchisor's review of any offering shall be limited solely to the subject of the relationship between Franchisee and Franchisor. Franchisee and the other participants in the offering shall fully indemnify Franchisor in connection with the offering. For each proposed offering, Franchisee shall pay to Franchisor a non-refundable fee of Five Thousand Dollars ($5,000), or such greater amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees. Franchisee shall give Franchisor written notice at least sixty (60) days prior to the date of commencement any offering or other transaction covered by this Section 14.07.

XV.  TERMINATION

     15.01. Franchisee shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Franchisee, if Franchisee shall become insolvent or make a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Franchisee or such a petition is filed against Franchisee and not opposed by Franchisee; or if Franchisee is adjudicated bankrupt or insolvent; or if a receiver or other custodian (permanent or temporary) of Franchisee's assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under the applicable law of any jurisdiction should be instituted by Franchisee or against Franchisee and not opposed by Franchisee; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed or other steps are taken to stay effectively the enforcement of such judgment in the relevant jurisdiction); or if Franchisee is dissolved; or if execution is levied against Franchisee's property or business; or if suit to foreclose any lien or mortgage against the premises or equipment of the Franchised Unit is instituted against the Franchisee and not dismissed within thirty (30) days; or if the real or personal property of any other SBC Retail Unit operated by Franchisee shall be sold after levy thereon by any sheriff, marshal, or constable.

     15.02. Franchisee shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder without affording Franchisee any opportunity to cure the default (effective immediately upon receipt of notice by Franchisee as described in Section XX hereof) upon the occurrence of any of the following events:

             A. If Franchisee fails to complete construction of the Franchised Unit and opens for business within one hundred eighty (180) days of execution of this Agreement. Franchisor may, in its sole discretion, extend this period to address unforeseen construction delays, not within the control of Franchisee.

             B. If Franchisee at any time ceases to operate the Franchised Unit or otherwise abandons the Franchised Unit, or loses the right to possession of the premises of the Franchised Unit, or otherwise forfeits the right to do or transact business in the jurisdiction where the Franchised Unit is located; provided, however, that if, through no fault of Franchisee, the premises are damaged or destroyed by an event not within the control of Franchisee such that repairs or reconstruction cannot be completed within one hundred eighty
               (180) days thereafter, then Franchisee shall have thirty (30) days after such event in which to apply for Franchisor's approval to relocate and/or reconstruct the premises, which approval shall not be unreasonably withheld, but may be conditioned upon the payment of an agreed minimum royalty to Franchisor during the period in which the Franchised Unit is not in operation;

          C. If Franchisee is convicted of or pleads guilty to a felony, a crime involving moral turpitude, or any other crime or offense that Franchisor believes is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith, or Franchisor's interest therein;

          D. If a threat or danger to public health or safety results from the construction, maintenance, or operation of the Franchised Unit;

          E. If Franchisee, or any partner, shareholder or member of Franchisee purports to transfer any rights or obligations under this Agreement or any interest in Franchisee to any third party without Franchisor's prior written consent, contrary to the terms of Section XIV hereof;

          F.   If Franchisee fails to comply with the in-term covenants in
               Section 13.02 hereof or fails to obtain execution of the covenants required under Sections 10.10 or 13.04 hereof;

          G. If, contrary to the terms of Section VII hereof, Franchisee discloses or divulges the contents of the Manual or any other confidential information provided to Franchisee by Franchisor;

          H.   If an approved transfer is not effected as required by Section
               14.05 hereof, following the death or mental incapacity of a person described therein;

          I. If Franchisee knowingly maintains false books or records, or submits any false reports to Franchisor;

          J. If Franchisee or any individual, group, association, limited or general partnership, corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with Franchisee; or which directly or indirectly owns, controls, or holds power to vote ten percent (10%) or more of the outstanding voting securities of Franchisee; or which has in common with Franchisee one or more partners, officers, directors, trustees, branch managers, or other persons occupying similar status or performing similar functions ("Affiliate") commits any act of default under any other Franchise Agreement, Development Agreement (except for failure to meet the development schedule thereunder), asset purchase agreement, promissory note or any other agreement entered into by Franchisee or an Affiliate of Franchisee, and Franchisor, or any parent, subsidiary, affiliate, predecessor or successor to Franchisor;

          K.   If Franchisee, after or during a default pursuant to Section
               15.03 hereof, commits the same default again, whether or not such default is cured after notice; or

          L. If Franchisee defaults more than once in any twelve (12) month period under Section 15.03 hereof for failure to substantially comply with any of the requirements imposed by this Agreement, whether or not cured after notice.

          M. If Franchisee refuses to permit Franchisor or its agents to enter upon the premises of the Franchised Unit to conduct any periodic inspection as set forth in Sections 5.09 and 10.02 H hereof.

          N. If Franchisee uses any of Franchisor's Proprietary Marks in any unauthorized manner or is otherwise in default of the provisions of Section V hereof.

          O. Franchisor discovers that Franchisee made a material misrepresentation or omitted a material fact in the information that was furnished to Franchisor in connection with its decision to enter into this Agreement.

          P. Franchisee knowingly falsifies any report required to be furnished Franchisor or makes any material misrepresentation in its dealings with Franchisor or fails to disclose any material facts to Franchisor.

          Q. There is a material breach of any representation or warranty set forth in this Agreement.

          R. If Franchisee, at any time, offers for sale from the franchised Unit any coffee products and/or beverages other than SBC Coffee Products.

     15.03. Except as provided in Sections 15.01 and 15.02 of this Agreement, upon any default by Franchisee which is susceptible of being cured, Franchisor may terminate this Agreement only by giving written Notice of Termination stating the nature of such default to Franchisee at least ten (10) days prior to the effective date of termination if the default is for failure to pay royalties, NCP Fund Contributions (including Cooperative Contributions, if any are due, and/or any other financial obligations owed to Franchisor by Franchisee), and thirty (30) days, prior to the effective date of termination for any other default, provided, however, that Franchisee may avoid termination by curing such default to Franchisor's satisfaction within the ten (10) day or thirty (30) day period, as applicable. If any such default is not cured within the specified time, this Agreement shall terminate without further notice to Franchisee effective immediately upon the expiration of the ten (10) day or thirty (30) day period, as applicable, or such longer period as applicable law may require. Notwithstanding anything to the contrary set forth in this Agreement, Franchisee hereby acknowledges that any agreement between Franchisee and Franchisor relating to past due amounts accruing hereunder, (an "Arrearage Agreement"), including, but not limited to any promissory note, payment plan or amendment to this agreement shall be deemed to be a material part of this agreement and shall be incorporated herein by reference. A default under any Arrearage Agreement shall be deemed a material default of this Franchise Agreement, regardless of the reason Franchisee fails to pay the amount which is the subject of such Arrearage Agreement.

     15.04. Franchisee shall indemnify and hold Franchisor harmless for all costs, expenses and any losses incurred by Franchisor in enforcing the provisions hereof, or in upholding the propriety of any action or determination by Franchisor pursuant to this Agreement, or in defending any claims made by Franchisee against Franchisor, or arising in any manner from Franchisee's breach of or failure to perform any covenant or obligation hereunder, including, without limitation, reasonable litigation expenses and attorney's fees incurred by Franchisor in connection with any threatened or pending litigation relating to any part of this Agreement, unless Franchisee shall be found, after due legal proceedings, to have complied with all of the terms, provisions, conditions and covenants hereof.

     15.05 In addition to the other provisions of this Section XVI, if Franchisor reasonably determines that Franchisee becomes or will become unable to meet its obligations to Franchisor under this Agreement, Franchisor may provide Franchisee written notice to that effect and demand that Franchisee provide those assurances reasonably designated by Franchisor, which may include security or letters of credit for the payment of Franchisee's obligations to Franchisor. If Franchisee fails to provide the assurances demanded by Franchisor within 30 days after its receipt of written notice from Franchisor, this Agreement shall terminate without further notice to Franchisee effective immediately upon expiration of that time, unless Franchisor notifies Franchisee otherwise in writing.

XVI. EFFECT OF TERMINATION OR EXPIRATION

     16.01. Upon termination or expiration of this Agreement, all rights granted herein shall forthwith terminate, and:

             A. Franchisee shall immediately cease to operate the Franchised Unit as an SBC Retail Unit, and shall not thereafter, directly or indirectly, represent to the public that the business is an SBC Retail Unit;

             B. Franchisee shall immediately and permanently cease to use, by advertising or in any manner whatsoever, any menus, recipes, confidential food for formulae, equipment, methods, procedures, and the techniques associated with the System, Franchisor's Proprietary Marks, and Franchisor's other trade names, trademarks and service marks associated with the SBC System. In particular, and without limitation, Franchisee shall cease to use all signs, furniture, fixtures, equipment, advertising materials, stationery, forms, packaging, containers and any other articles which display the Proprietary Marks;

             C. Franchisee agrees, in the event Franchisee continues to operate or subsequently begins to operate a restaurant, coffee shop or other businesses, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks in conjunction with such other business which is likely to cause confusion or mistake or to deceive, and further agrees not to utilize any trade dress, designation of origin, description, or representation which falsely suggests or represents an association or connection with Franchisor;

             D. Franchisee agrees, upon termination or expiration of this Agreement or upon cessation of the Franchised Business at the location specified in Section I hereof for any reason, whether or not Franchisee continues to operate any business at such location, and whether or not Franchisee owns or leases the location, to make such modifications or alterations to the Franchised Unit premises immediately upon termination or expiration of this Agreement or cessation of operation of the Franchised Business as may be necessary to prevent the operation of any businesses thereon by Franchisee or others in derogation of this Section XVI, and shall make such specified additional changes thereto as Franchisor may reasonably request for that purpose. The modifications and alterations required by this Section XVI shall include, but are not limited to, removal of all trade dress, proprietary marks and other indicia of the SBC System;

          E. Franchisee shall immediately pay all sums owing to Franchisor and its subsidiaries and affiliates. In the event of termination for any default by Franchisee, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the default; and

          F. Franchisee shall immediately turn over to Franchisor the Manual, all other manuals, records, files, instructions, correspondence and any and all other materials relating to the operation of the Franchised Business in Franchisee's possession and all copies thereof (all of which are acknowledged to be Franchisor's property) and shall retain no copy or record of any of the foregoing, with the exception of Franchisee's copy of this Agreement, any correspondence between the parties, and any other documents which Franchisee reasonably needs for compliance with any provision of law.

   16.02. Franchisor shall have the right (but not the duty) to be exercised by notice of intent to do so within thirty (30) days after termination or expiration of this Agreement, to purchase any and all improvements, equipment, advertising and promotional materials, ingredients, products, materials, supplies, paper goods and any items bearing Franchisor's Proprietary Marks at current fair market value. If the parties cannot agree on a fair market value within a reasonable time, an independent appraiser shall be designated by Franchisor, and his determination of fair market value shall be binding. If Franchisor elects to exercise any option to purchase herein provided, it shall have the right to set-off all amounts due from Franchisee under this Agreement and the cost of the appraisal, if any, against any payment therefor.

   16.03. In the event the premises of the Franchised Unit are leased to Franchisee, Franchisee shall, upon termination or expiration of this Agreement and upon request by Franchisor, immediately assign, set over and transfer unto Franchisor, at Franchisor's sole option and discretion, said lease and the premises, including improvements. Any such lease entered into by Franchisee shall contain a clause specifying the landlord's consent to assign such lease to Franchisor or its assignee in the event this Agreement is terminated.

   16.04. Franchisee shall pay to Franchisor all damages, costs, and expenses, including reasonable attorneys' fees, incurred by Franchisor in seeking recovery of damages caused by any action of Franchisee in violation of, or in obtaining injunctive relief for the enforcement of, any portion of this Section XVI. Further, Franchisee acknowledges and agrees that any failure to comply with the provisions of this Section XVI, shall result in irreparable injury to Franchisor.

     16.05. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement.

     16.06. Franchisee shall comply with the covenants contained in Section XIII of this Agreement.

     16.07. Franchisee shall execute such documents as Franchisor may reasonably require to effectuate termination of the franchise and Franchisee's rights to use the trademarks and systems of Franchisor.

XVII. TAXES, PERMITS, AND INDEBTEDNESS

     17.01. Franchisee shall promptly pay when due all taxes, accounts and other indebtedness of every kind incurred by Franchisee in the conduct of the Franchised Business under this Agreement.

     17.02. Franchisee, in the conduct of the Franchised Business, shall comply with all applicable laws and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the businesses operated under this Agreement, including, without limitation, licenses to do business, trade name registrations, sales tax permits and fire clearances.

XIII. INDEPENDENT CONTRACTOR AND INDEMNIFICATION

     18.01. This Agreement does not constitute Franchisee an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever. It is understood and agreed that Franchisee shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty, or representation on behalf of Franchisor. The parties further agree that this Agreement does not create any fiduciary relationship between them.

     18.02. During the term of this Agreement and any extensions hereof, Franchisee agrees to take such action as Franchisor deems reasonably necessary for Franchisee to inform and hold itself out to the public as an independent contractor operating the Franchised Business pursuant to a franchise from Franchisor, including, without limitation, exhibiting a notice of that fact at the Franchised Business in form and substance satisfactory to Franchisor.

     18.03 Franchisee agrees to defend, indemnify and hold harmless Franchisor, its parent, subsidiaries and affiliates, and their respective officers, directors, employees, agents, successors and assigns from all claims, demands, losses, damages, liabilities, cost and expenses (including attorney's fees and expense of litigation) resulting from, or alleged to have resulted from, or in connection with Franchisee's operation of the Franchised Business, including, but not limited to, any claim or actions based on or arising out of any injuries, including death to persons or damages to or destruction of property, sustained or alleged to have been sustained in connection with or to have arisen out of or incidental to the Franchised Business and/or the performance of this contract by Franchisee, its agents, employees, and/or its subcontractors, their agents and employees, or anyone for whose acts they may be liable, regardless of whether or not such claim, demand, damage, loss, liability, cost or expense is caused in whole or in part by the negligence of Franchisor, Franchisor's representative, or the employees, agents, invitees, or licensees thereof.

     18.04 Franchisor shall advise Franchisee in the event Franchisor receives notice that a claim has been or may be filed with respect to a matter covered by this Agreement, and Franchisee shall immediately assume the defense thereof at Franchisee's sole cost and expense. In any event, Franchisor will have the right, through counsel of its choice, to control any matter to the extent it could directly or indirectly affect Franchisor and/or its parent, subsidiaries or affiliates or their officers, directors, employees, agents, successors or assigns. If Franchisee fails to assume such defense, Franchisor may defend, settle, and litigate such action in the manner it deems appropriate and Franchisee shall, immediately upon demand, pay to Franchisor all costs (including attorney's fees and cost of litigation) incurred by Franchisor in affecting such defense, in addition to any sum which Franchisor may pay by reason of any settlement or judgment against Franchisor.

     18.05 Franchisor's right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon Franchisor by statute, ordinance, regulation or judicial decision.

     18.06 Franchisee agrees to pay Franchisor all expenses including attorney's fees and court costs, incurred by Franchisor, its parent, subsidiaries, affiliates, and their successors and assigns to remedy any defaults of or enforce any rights under this Agreement, effect termination of this Agreement or collect any amounts due under this Agreement.

XIX.   APPROVALS AND WAIVERS

     19.01. Whenever this Agreement requires the prior approval of Franchisor, Franchisee shall make a timely written request to Franchisor therefor, and such approval or consent shall be in writing.

     19.02. Franchisor makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee or any third party to which Franchisor would not otherwise be subject, by providing any waiver, approval, advice, consent, or suggestions to Franchisee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

     19.03. No failure of Franchisor to exercise any power reserved to it in this Agreement, or to insist upon compliance by Franchisee with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Franchisor's right to demand exact compliance with the terms of this Agreement. Waiver by Franchisor of any particular default shall not affect or impair Franchisor's right in respect to any subsequent default of the same or of a different nature, nor shall any delay, forbearance, or omission of Franchisor to exercise any power or rights arising out of any breach or default by Franchisee of any of the terms, provisions, or covenants of this Agreement, affect or impair Franchisor's rights, nor shall such constitute a waiver by Franchisor of any rights, hereunder or right to declare any subsequent breach or default. Subsequent acceptance by Franchisor of any payments due to it shall not be deemed to be a waiver by Franchisor of any preceding breach by Franchisee of any terms, covenants, or conditions of this Agreement.

XX.  NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by registered mail, or by other means which will provide evidence of the date received to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor:   Franchise Department
                         SEATTLE'S BEST COFFEE, LLC.
                         1321 Second Avenue
                         Suite 200
                         Seattle, WA  98101

cc:                      AFC Enterprises, Inc.
                         Six Concourse Parkway
                         Suite 1700
                         Atlanta, GA 30328
                         ATTN: Legal Department

Notices to Franchisee:   ____________________________
                         ____________________________
                         ____________________________

All written notices and reports permitted or required to be delivered by the provisions of this Agreement shall be addressed to the party to be notified at its most current principal business address (or telefax number) of which the notifying party has been notified (under the provisions of this Section XX) and shall be deemed so delivered (i) at the time delivered by hand; (ii) one (1) business day after sending by telegraph, facsimile, electronic mail or comparable electronic system with electronic confirmation of receipt; or (iii) if sent by registered or certified mail or by other means which affords the sender evidence of delivery, on the date and time of receipt or attempted delivery if delivery has been refused or rendered impossible by the party being notified.

XXI.   SEVERABILITY AND CONSTRUCTION

       21.01. Except as expressly provided to the contrary herein, each section, paragraph, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect to bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be part of this Agreement.

       21.02. Except as has been expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisee, Franchisor, Franchisor's officer, directors, and employees, and Franchisee's permitted and Franchisor's respective successors and assigns, any rights or remedies under or by reason of this Agreement.

       21.03. All captions in the Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

       21.04. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Franchisee shall be deemed jointly and severally undertaken by all the parties hereto on behalf of Franchisee.

       21.05. This Agreement may be executed in counterparts, and each copy so executed shall be deemed an original.

XXII.  ENTIRE AGREEMENT:  SURVIVAL

       22.01. This Agreement, the documents referred to herein, the Development Agreement, if any, and the exhibits hereto, constitute the entire, full and complete agreement between Franchisor and Franchisee concerning the subject matter hereof and supersede any and all prior agreements. Except for those permitted to be made unilaterally by Franchisor hereunder, no amendment, change, modification or variance of this Agreement shall be binding on either party unless in writing and executed by Franchisor and Franchisee. Representations by either party, whether oral, in writing, electronic or otherwise, that are not set forth in this Agreement shall not be binding upon the party alleged to have made such representations and shall be of no force or effect.

               I have read this Section 22.01 and agree that I have not been induced by and am not relying upon any representation not contained in this Agreement.

               ______________________________________,
               Franchisee

       22.02. Notwithstanding anything herein to the contrary, upon the termination of this Agreement for any reason whatsoever (including the execution of a subsequent Franchise Agreement pursuant to the provisions of Sections 2.02 B and 14.03 F), or upon the expiration of the Term hereof, any provisions of this Agreement which, by their nature, extend beyond the expiration or termination of this Agreement, shall survive termination or expiration and be fully binding and enforceable as though such termination or expiration had not occurred.

XXIII.  ACKNOWLEDGMENTS

       23.01. Franchisee acknowledges that Franchisee has conducted an independent investigation of the SEATTLE'S BEST COFFEE franchise and recognized that the business venture contemplated by this Agreement involves business risks and Franchisee's success will be largely dependent upon the ability of the Franchisee as an independent business entity.

(Franchisee must initial each paragraph below)

_____ FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS NOT RECEIVED, ANY WARRANTY OR GUARANTY, EXPRESSED OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

_____ 23.02. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS RECEIVED A COMPLETED COPY OF THIS AGREEMENT, THE EXHIBITS HERETO, IF ANY, AND THE AGREEMENTS RELATING THERETO, IF ANY, AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.

_____ FRANCHISEE FURTHER ACKNOWLEDGES THAT FRANCHISEE HAS RECEIVED THE DISCLOSURE DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL TRADE COMMISSION ENTITLED "DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES" AT LEAST TEN
       (10) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS
       EXECUTED.

_____ 23.03. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS READ AND UNDERSTOOD THIS AGREEMENT, THE EXHIBITS HERETO, IF ANY, AND AGREEMENTS RELATING THERETO, IF ANY, AND THAT FRANCHISOR HAS ACCORDED FRANCHISEE AMPLE TIME AND OPPORTUNITY AND HAS ENCOURAGED FRANCHISEE TO CONSULT WITH ADVISORS OF FRANCHISEE'S OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT.

_____ 23.04. FRANCHISEE RECOGNIZES AND UNDERSTANDS THAT IT MAY INCUR OTHER EXPENSES AND/OR OBLIGATIONS AS PART OF THE INITIAL INVESTMENT IN THE FRANCHISED BUSINESS WHICH THE TERMS OF THIS AGREEMENT MAY NOT ADDRESS, AND WHICH INCLUDE WITHOUT LIMITATION: OPENING ADVERTISING, EQUIPMENT, FIXTURES, OTHER FIXED ASSETS, CONSTRUCTION, LEASEHOLD IMPROVEMENTS AND DECORATING COSTS AS WELL AS WORKING CAPITAL NECESSARY TO COMMENCE OPERATIONS.

XXIV.  APPLICABLE LAW: VENUE

       24.01. Applicable Law. This Agreement takes effect upon its acceptance and execution by Franchisor and shall be interpreted and construed under the laws of the State of Georgia which laws shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Georgia choice of law or conflict of law rules) except to the extent governed by the U. S. Trademark Act of 1946, 15 U.S.C. (S) 1051, et seq.
                                                                        -- ---
(the " Lanham Act") as amended; provided, however, that if the covenants in
Article XIII of this Agreement would not be enforceable under the laws of Georgia, and the Franchised Unit is located outside of Georgia, then such covenants shall be interpreted and construed under the laws of the state in which the Franchised Unit is located. Nothing in this Section XXIV is intended by the parties to subject this Agreement to any franchise or similar law, rule, or regulation of the State of Georgia to which this Agreement would not otherwise be subject.

       24.02. The parties agree that any action brought by Franchisee against Franchisor in any court, whether federal or state, shall be brought within a court of competent jurisdiction in Atlanta, Georgia. Any action brought by Franchisor against Franchisee in any court, whether federal or state, may be brought within any court in the State of Georgia, or in the jurisdiction where Franchisee resides or does business or where the Franchised Unit is or was located or where the claim arose. Franchisee hereby consents to personal jurisdiction and venue in the state and judicial district in which Franchisor has its principal place of business.

       24.03. No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy herein, or by law or equity provided or permitted; but each shall be cumulative of any other right or remedy provided in this Agreement

       24.04. Nothing herein contained shall bar Franchisor's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

       24.05. Any and all claims and actions arising out of or relating to this Agreement (including, but not limited to, the offer and sale of this franchise), the relationship of Franchisee and Franchisor, or Franchisee's operation of the Franchised Unit, brought by Franchisee shall be commenced within eighteen (18) months from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.

       24.06. Franchisor and Franchisee hereby waive to the fullest extent permitted by law any right to or claim of any consequential, punitive, or exemplary damages against the other, and agree that in the event of a dispute between them each shall be limited to the recovery of any actual damages sustained by it.

XXV. CORPORATE FRANCHISEE

     In the event the Franchisee named herein is a corporation at the time of execution of this Agreement, it is warranted, covenanted and represented to Franchisor that:

     25.01. All of the issued and outstanding stock of Franchisee is owned, legally and beneficially, by the person or persons listed on Exhibit "B"
                                                   ---------------------
attached hereto.
---------------

     25.02. The above-named person or persons has (have) individually, and jointly and severally, executed this Agreement, and such person, or one of such persons, is and shall be the chief executive officer of the Franchisee corporation, holding such corporate office or offices as may be necessary to maintain and exercise the actual power and authority actively to direct the affairs of the Franchisee.

     25.03. Franchisee is validly incorporated and duly existing under the laws of the State of ________________________, is duly qualified to conduct business therein, and has its principal place of business at ____________________________ _______. Franchisee shall promptly notify Franchisor in writing of any change thereto during the term of this Agreement.

                        (Signatures on Following Page)

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed, and delivered this Agreement in triplicate on the day and year first above-written.

WITNESS:                           FRANCHISOR:
                                   SEATTLE'S BEST COFFEE, LLC.


__________________________         By:  __________________________________
                                   Title: ________________________________
__________________________



WITNESS:                           FRANCHISEE:



__________________________         By:  __________________________________
                                   Title: ________________________________
__________________________



{SIGNATURE PAGE TO FRANCHISE AGREEMENT}

                                  EXHIBIT "A"
                                  -----------

                             SEATTLE'S BEST COFFEE
                              FRANCHISE AGREEMENT

                          NOTICE OF COMMENCEMENT DATE
                          ---------------------------


Name of Franchisee: _______________________________________________________

Franchise Agreement Dated: ________________________________________________

Franchise Premises Address: _______________________________________________

___________________________________________________________________________

___________________________________________________________________________

Store Number: _____________________________________________________________



NOTICE is hereby given to the abovementioned Franchisee pursuant to Section 2.01 of the Franchise Agreement that the Term of the abovementioned Franchise Agreement commenced on ________________, 19___, and that the Term shall expire on ________________, _____, unless the Franchise Agreement is terminated earlier, pursuant to its terms and conditions.



                                             SEATTLE'S BEST COFFEE, LLC.


                                             By: ______________________________
                                             Title: ___________________________
                                             Date of Notice: __________________

                                  EXHIBIT "B"
                                  -----------

                          SHAREHOLDERS OF FRANCHISEE
                          --------------------------

                          (For Corporate Franchisees)


   Name of            Number of        % Ownership
Shareholders           Shares         of Franchisee        Title
------------           ------         -------------        -----

                                                                   EXHIBIT 10.47

                       AMENDMENT TO FRANCHISE AGREEMENT
                (Single Unit Franchise; Development Procedures)


     THIS AMENDMENT TO FRANCHISE AGREEMENT (this "Amendment") is made and entered into this day of ___________________, by and between SEATTLE'S BEST COFFEE, LLC., a Washington limited liability company, with its principal offices at 1321 Second Avenue, Suite 200, Seattle, Washington 98101 (hereinafter referred to as "Franchisor") and ___________________________________, with a mailing address at _________________ __________________________________
(hereinafter referred to as "Franchisee").


                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Franchisee and Franchisor entered into a SBC Franchise Agreement dated ___________ (hereinafter the "Franchise Agreement"); and

     WHEREAS, Franchisee and Franchisor desire to amend the terms and conditions of the Franchise Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend the Franchise Agreement as follows:

     1. This Amendment shall be attached to, incorporated in, and become a part of, the Franchise Agreement. The terms and conditions stated in this Amendment, to the extent they are inconsistent with the terms and conditions stated in the Franchise Agreement, shall prevail over the terms of the Franchise Agreement.

     2. The Franchise Agreement is hereby amended by inserting the following new Section XXVI at the end thereof:

          "XXVI.    Development Procedures

          26.01.    Site Acquisition
                    ----------------

                    A. Within thirty (30) days after execution of this Franchise Agreement, Franchisee shall submit, in writing to Franchisor, satisfactory proof to Franchisor that Franchisee:

                         (i) owns the site at which the Franchised Cafe is to be developed and operated (the "Franchised Location");

                         (ii) has leased the Franchised Location for a term which, with renewal options, is not less than the initial term of the Franchise Agreement; or

                         (iii) has entered into a written agreement to purchase or to lease the Franchised Location on terms provided herein, subject only to obtaining necessary governmental permits.

          The proof required by this Section includes, but is not limited to, submission of executed copies of all leases and deeds, as well as all governmental approvals if effectiveness of the leases or deeds is conditioned thereon.

                    B. If Franchisee proposes to lease or sublease the Franchised Location, Franchisee shall provide Franchisor with a copy of the fully-executed lease for the Franchised Location within 30 days after execution of this Franchise Agreement, but, in any event, prior to the commencement of construction at the Franchised Location. The lease or sublease shall not contain any covenants, use clauses or other obligations that would prevent Franchisee from performing its obligations under this Franchise Agreement. Any lease, sublease, letter of intent or lease memorandum for the Franchised Location shall contain provisions that satisfy the following requirements during the entire term of the lease, including any renewal terms:

                         1. The landlord consents to Franchisee's use of the proprietary signs, distinctive designs and layouts of the SBC System, the Proprietary Marks, and upon expiration or the earlier termination of the lease, consents to permit Franchisee, at Franchisee's expense, to remove all such items and other trade fixtures, so long as Franchisee makes repairs to the building caused by such removal.

                         2. The landlord agrees to provide Franchisor (at the same time sent to Franchisee) a copy of all amendments and assignments and notices of defau lt pertaining to the lease and the leased premises.

                         3. Franchisor shall have the right to enter the leased premises to make any modifications or alterations, at its own cost, necessary to protect the Proprietary Marks and the SBC System and to cure, within the time periods provided by the lease, any default under the lease, all without being guilty of trespass or other tort, and to charge Franchisee for these costs.

                         4. The landlord agrees that Franchisee shall be solely responsible for all obligations, debts and payments under the lease.

                         5. The landlord agrees that, following the expiration or earlier termination of this Franchise Agreement, Franchisee shall have the right to make those alterations and modifications to the premises as may be necessary to clearly distinguish to the public the premises from a SBC Cafe and also make those specific additional changes as Franchisor reasonably may request for that purpose. The landlord also agrees that, if Franchisee fails to promptly make these alterations and modifications, Franchisor shall have the right to do so without being guilty of trespass or other tort so long as Franchisor makes repairs to the building caused by such removal.

                         6. The landlord agrees not to amend or otherwise modify the lease in any manner that would affect any of the foregoing requirements without the prior written consent of Franchisor, which consent shall not be unreasonably withheld.

                         7. Franchisee may assign the lease to Franchisor or its designee with landlord's consent (which consent shall not be unreasonably withheld) and without payment of any assignment fee or similar charge or increase in any rentals payable to the landlord.

          26.02     Construction of the Franchised Cafe
                    -----------------------------------

                    A.   Franchised Cafe Development
                         ---------------------------

                         1. Franchisee assumes all cost, liability and expense for developing, constructing and equipping the Franchised Bakery. Franchisor will furnish to Franchisee prototypical plans and specifications for a Franchised Bakery, including requirements for dimensions, design, image, interior layout, decor, fixtures, equipment, signs, furnishings, storefront and color scheme. It shall be Franchisee's responsibility to have prepared all required construction plans and specifications to suit the shape and dimensions of the Franchised Location and Franchisee must ensure that these plans and specifications comply with applicable ordinances, building codes and permit requirements and with lease requirements and restrictions. Franchisee shall use only registered architects, registered engineers, and professional and licensed contractors.

                    2. Within ninety (90) days of the date of this Franchise Agreement, Franchisee shall submit proposed construction plans, specifications and drawings for the Franchised Bakery ("Plans") to Franchisor which must be in conformity with Franchisor's standards and specifications for SBC Cafes, as set out in the current Confidential Operating Standards Manual (as defined in the Franchise Agreement) or otherwise in writing, and shall, upon the request of Franchisor, submit all revised or "as built" Plans during the course of such construction. Franchisor will approve or refuse to approve the Plans and notify Franchisee within 30 days after Franchisor receives the Plans. (Approval shall not be unreasonably withheld.). The Plans shall include, but are not limited to, floor plans, equipment layouts, decor, and interior and exterior elevations. Once Franchisor has approved the Plans, no substantial change shall be made to the Plans without the prior approval of Franchisor, which shall not to be unreasonably withheld. If, in the course of construction, any such change in the Plans is contemplated, the approval of Franchisor must first be obtained before proceeding. Franchisor shall approve or disapprove Plan changes within 10 business days of receipt.

                    3. Franchisee may not commence construction of the Franchised Bakery prior to receiving written notification from Franchisor that it has approved the Plans. All construction must be in accordance with Plans approved by Franchisor and must comply in all respects with applicable laws, ordinances and local rules and regulations. The Franchised Bakery may not open if construction has not been performed in substantial compliance with Plans approved by Franchisor, and this Agreement may be terminated if such non-compliance is not cured within a commercially reasonable amount of time. Franchisor may furnish guidance to Franchisee in developing the Franchised Cafe and may periodically inspect the premises during its development.

               B.   Commencement and Completion of Construction
                    -------------------------------------------

                    1. No more than thirty (30) days after the Franchisor approves Franchisee's Construction Plans, Franchisee shall commence construction or renovation of the Franchised Cafe. If commencement of construction or renovation is delayed by a cause beyond the reasonable control of Franchisee, the date upon which commencement of construction or renovation is to begin may be extended by obtaining written approval of Franchisor. Prior to the commencement of construction, Franchisee shall: (1) eliminate or otherwise satisfy all of the conditions set forth in writing by Franchisor; (2) if not previously paid, pay Franchisor the balance of the initial fees required by this Agreement; and (3) provide Franchisor, if Franchisee leases the Franchised Location, a copy of the fully-executed lease for the Franchised Location or, if Franchisee owns the Franchised Location, proof of Franchisee's ownership interest and (4) procure the insurance coverage provided for in Section XII of the Franchise Agreement, and maintain such insurance coverage throughout the term of the Franchise Agreement.

                    2. Upon commencement of construction or renovation of the Franchised Unit, Franchisee shall notify Franchisor on such form as Franchisor may prescribe.

                    3. Notwithstanding the occurrence of any events, except events constituting

          Force Majeure, construction shall be completed and the Franchised Cafe shall be furnished, equipped and shall otherwise be ready to open for business in accordance with this Agreement not later than 180 days after the date of execution of this Franchise Agreement ("the Opening Date"). If events constituting Force Majeure cause a delay in the commencement of construction of the Franchised Cafe, Franchisor shall proportionately extend the Opening Date for the Franchised Cafe.

                    4. Franchisee agrees, at its sole expense, to do or cause to be done the following, by the Opening Date:

                         (a) Obtain and maintain all required building, utility, sign, health, sanitation, business and other permits and licenses applicable to the Franchised Cafe.

                         (b) Construct all required improvements to the Franchised Location and decorate the interior of the Franchised Cafe in compliance with the Plans approved by Franchisor.

                         (c) Purchase or lease and install all specified and required fixtures, equipment, furnishings and signs required for the Franchised Cafe.

                         (d) Purchase an opening inventory for the Franchised Cafe of only authorized and approved products and other materials and supplies.


                    5.   Inspection, Cooperation.  During the course of
                         -----------------------
               construction and/or renovation of the Franchised Cafe, Franchisee shall (and shall cause Franchisee's architect, engineer, contractors, and subcontractors to) cooperate fully with Franchisor and its designees for the purpose of permitting Franchisor and its designees to inspect the Franchised Location and the course of construction and/or renovation of the Franchised Cafe in order to determine whether construction and/or renovation is proceeding according to the Plans. Without limiting the generality of the foregoing, Franchisee, and Franchisee's architect, engineer, contractors and subcontractors shall: (1) supply Franchisor or its designees with samples of construction and/or renovation materials, due diligence environmental studies, supplies, equipment and other material and reports, if any such tests, studies or reports indicate there may be material problems or as Franchisor or its designees may request; and (2) afford representatives of Franchisor and its designees access to the Franchised Location and to the construction and/or renovation work in order to permit Franchisor and its designees to carry out inspections.

     26.03.    Limitation of Liability.  Notwithstanding the right of Franchisor
               -----------------------
     to approve the Plans and to inspect the construction and/or renovation work and the Franchised Cafe, Franchisor and its designees shall have no liability or obligation with respect to the Franchised Location, the design, construction or renovation of Franchised Cafe or the furnishings, fixtures and equipment to be required; the rights of Franchisor being exercised solely for the purpose of ensuring compliance with the terms and conditions of this Agreement.


     26.04     Right to Open the Franchised Cafe
               ---------------------------------

               A. Franchisee shall notify Franchisor in writing at least 30 days prior to the date Franchisee expects construction and/or renovation of the Franchised Cafe to be completed and a certificate of occupancy issued. Franchisor reserves the right, after receiving Franchisee's notice, to conduct a final inspection of the Franchised Cafe and its premises to determine if Franchisee has complied with this Agreement. Franchisor shall not be liable for delays or loss occasioned by its inability to complete its investigation and to make a determination within this period. Franchisee shall not open the Franchised Cafe for business without the express written authorization of Franchisor, which will not be granted unless Franchisee has satisfied the following conditions:

                    1. Franchisee is not in material default under this Agreement or any other agreements with Franchisor; Franchisee is not in default beyond the applicable cure period under any real estate lease, equipment lease or financing instrument relating to the Franchised Cafe, Franchisee is not in default beyond the applicable cure period with any vendor or supplier to the Franchised Cafe and, for the previous 6 months, Franchisee has not been in default beyond the applicable cure period under any agreement with Franchisor.

                    2. Franchisee is current on all obligations due Franchisor and has paid Franchisor the balance of the initial fees required by this Agreement.

                    3. Franchisor is satisfied that the Franchised Cafe was constructed and/or renovated substantially in accordance with the Plans approved by Franchisor and state and local codes.

                    4. If the Franchised Location is leased, Franchisor has received a copy of the fully-executed lease.

                    5. Franchisee has obtained a certificate of occupancy and any other required health, safety or fire department certificates. If requested by Franchisor, Franchisee shall submit a copy of the certificate of occupancy to Franchisor.

                    6. Franchisee has certified to Franchisor in writing that the installation of all items of furnishings, fixtures, equipment, signs, computer terminals and related equipment, supplies and other items has been accomplished and that Franchisee has hired and properly trained its staff.

                    7. Franchisor has determined that the Franchised Cafe has been constructed and/or renovated and equipped substantially in accordance with the requirements of this Agreement and that Franchisee has hired and trained a staff in accordance with the requirements of this Agreement and the Franchise Agreement.

                    8. Franchisor has been furnished with copies of all insurance policies required by Section XII of this Agreement or such other evidence of insurance coverage and payment of premiums as Franchisor reasonably may request.

               B. If the Franchised Cafe is Franchisee's first Franchised Cafe opened hereunder, Franchisor shall provide a representative to be present at the opening. The Franchised Cafe shall not be opened unless such representative is present. Should commencement of operation of the Franchised Cafe be delayed by the failure of Franchisor to provide such a representative, the date upon which commencement of operation of the Franchised Cafe is required pursuant to Section 25.02.B.3. of this Agreement, shall be extended until such time as such assistance is provided by Franchisor."

     3. In the event Franchisee executed a "Preliminary Agreement for a License to Develop a Single SBC Cafe" prior to executing this Franchise Agreement, the amount, if any, paid by Franchisee to Franchisor thereunder shall be applied as a credit to the Franchise Fee payable hereunder, and shall be reflected in Section 3.01.A of the Franchise Agreement, as if such amount were the portion of a "Development Fee" applicable to the Franchise Fee payable hereunder.

     4. This Amendment and the documents referred to herein, constitute the entire, full and complete agreement between Franchisor and Franchisee concerning the subject matter hereof and supersede any and all prior agreements. No other representations have induced Franchisee to execute this Amendment, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein which are of any force or effect with reference to this Amendment or otherwise. No amendment, change, or variance from this Amendment shall be binding on either party unless executed in writing.

     5. The Franchise Agreement and this Amendment shall be governed by the laws of the State of Georgia, without regard to application of Georgia choice of law rules.

     6. The Franchise Agreement shall remain in full force and effect except as specifically amended herein.


     IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this Amendment in triplicate on the day and year first written.



WITNESS:                           FRANCHISOR:
                                   SEATTLE'S BEST COFFEE, LLC.


__________________________         By:________________________________


WITNESS:                           Franchisee:



__________________________         ___________________________________